Exhibit (a)(1)(a)

Offer To Purchase

All Outstanding Shares of Common Stock

of

TESARO, Inc.

at

$75.00 Per Share

by

ADRIATIC ACQUISITION CORPORATION,

GLAXOSMITHKLINE LLC

and

GLAXOSMITHKLINE PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 14, 2019 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware, which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), is offering to purchase all of the issued and outstanding shares (each, a “Share,” and collectively, “Shares”) of common stock, par value $0.0001 per share, of TESARO, Inc., a Delaware corporation (the “Company”), for $75.00 per Share (the “Offer Price”), net to the holder in cash, without interest, subject to any withholding taxes required by applicable law, and on the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal,” and together with this Offer to Purchase and other related materials, as each may be amended and supplemented from time to time, the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2018 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares (i) held in the treasury of the Company or owned by Parent, Purchaser or the Company, or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time or (ii) held by a holder who is entitled to demand and properly demands appraisal of such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding taxes required by applicable law.

Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of those conditions set forth in Section 15 – “Conditions of the Offer” hereunder. There is no financing condition to the Offer.

The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, declared advisable and adopted the

Merger Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

PJT Partners LP and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (the “Dealer Managers”) are serving as dealer managers for the Offer.

Neither of the Dealer Managers nor any of their directors, employees or affiliates assume any responsibility for the accuracy or completeness of the information contained in this Offer to Purchase or related documents including the information concerning the Offer, the Company or any of its affiliates contained in this Offer to Purchase or for any failure by the Company to disclose events that have occurred and may affect the significance or accuracy of such information.

The Dealer Managers are not providing stockholders with any legal, business, tax or other advice in this Offer to Purchase. Stockholders should consult with their own advisers as needed to assist them in making an investment decision and to advise them whether they are legally permitted to tender Shares for cash. Stockholders must comply with all laws that apply to them in any place in which they possess this Offer to Purchase.

The Dealer Managers are not making any recommendation as to whether stockholders should tender Shares in response to the Offer. Stockholders must make their own decision as to whether to tender any of their Shares, and, if so, the amount of Shares to tender.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May

Call Toll-free: (888) 750-5834

Banks and Brokers May

Call Collect: (212) 750-5833

The Dealer Managers for the Offer are:

PJT Partners LP

280 Park Avenue

New York, New York 10017

Phone: (212) 551-2564

Merrill Lynch, Pierce, Fenner & Smith, Incorporated

Bank of America Tower

One Bryant Park

New York, New York 10036

Toll-free: (888) 803-9655

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser before the expiration of the Offer.

Questions and requests for assistance should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be found at http://www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

No broker, dealer, commercial bank, trust company or other nominee will be deemed to be the agent of Parent, Purchaser, the Company, the Information Agent, the Dealer Managers or the Depositary or any of their affiliates for the purpose of the Offer. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety because the information in this Summary Term Sheet is not complete and additional important information is included in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as described below, all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company.

Price Offered Per Share	$75.00, payable net to the holder in cash, without interest and subject to any withholding taxes required by applicable law.

Scheduled Expiration of Offer	One (1) minute past 11:59 p.m., Eastern Time, on January 14, 2019 unless the Offer is otherwise extended or earlier terminated in accordance with the terms of the Merger Agreement.

Purchaser	Adriatic Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of GSK LLC and an indirect wholly-owned subsidiary of Parent.

Company Board Recommendation:	The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, declared advisable and adopted the Merger Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“GSK LLC”), which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), is offering to purchase all of the issued and outstanding shares (each, a “Share,” and collectively, “Shares”) of common stock, par value $0.0001 per share, of TESARO, Inc., a Delaware corporation (the “Company”), for $75.00 per Share (the “Offer Price”), payable

i

net to the holder in cash, without interest, subject to any withholding taxes required by applicable law. Parent is a science-led global healthcare company with a special purpose: to help people do more, feel better and live longer. Parent operates three global businesses that research, develop and manufacture innovative pharmaceutical medicines, vaccines and consumer healthcare products. More information on Parent can be found at www.gsk.com.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, GSK LLC or Parent. We use the term “Purchaser” to refer to Adriatic Acquisition Corporation alone, the term “GSK LLC” to refer to GlaxoSmithKline LLC alone, the term “Parent” to refer to GlaxoSmithKline plc alone and the term “Company” to refer to TESARO, Inc., alone.

See Section 8 – “Certain Information Concerning Parent, GSK LLC and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

Purchaser is offering to purchase all of the issued and outstanding Shares of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this Offer to Purchase, the Letter of Transmittal and other related materials, as each may be amended and supplemented from time to time, and the term “Shares” to refer to all of the issued and outstanding shares of common stock, par value $0.0001 per share of the Company, that are the subject of the Offer.

See Section 1 – “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, we intend to complete the Merger as soon as practicable thereafter. After completion of the Offer and the Merger (as described below), the Company will be an indirect wholly-owned subsidiary of Parent and a direct subsidiary of GSK LLC. In addition, we intend to cause the Shares to be delisted from The NASDAQ Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon after consummation of the Merger as the requirements for such delisting and termination of registration are satisfied.

Who can participate in the Offer?

The Offer is open to all holders and beneficial owners of Shares.

How much are you offering to pay?

Purchaser is offering to pay $75.00 per Share, net to the holder in cash, without interest, subject to any withholding taxes required by applicable law. We refer to this amount as the “Offer Price.”

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 – “Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of December 3, 2018 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company (the “Merger”), with the Company surviving such merger as an indirect wholly-owned subsidiary of Parent if the Offer is completed and the Merger is consummated.

See Section 11 – “The Merger Agreement; Other Agreements” and Section 15 – “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. The exchange of Shares for cash pursuant to the Offer or the Merger generally will not result in tax to a non-U.S. holder under federal income tax laws unless such non-U.S. holder has certain connections with the United States. See Section 5 – “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

Yes. We estimate that we will need approximately $4,540,024,398.95 to purchase all of the Shares pursuant to the Offer and to complete the Merger. This amount does not include any payment required to be made (i) to holders of the Convertible Notes (as described in Section 11 – “The Merger Agreement; Other Agreements – Treatment of Certain Indebtedness”) or (ii) pursuant to the Capped Call Transactions (as described in Section 11 – “The Merger Agreement; Other Agreements – Treatment of Certain Indebtedness”). Parent will provide Purchaser by way of transfer pursuant to intercompany agreements with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger. In connection therewith, Parent intends to borrow sufficient funds to pay for all Shares in the Offer and the Merger pursuant to a facilities agreement entered into with Bank of America Merrill Lynch International Designated Activity Company (as arranger and agent) and Bank of America, N.A. (as original lender), as more fully described in Section 9 – “Source and Amount of Funds.” The Offer and the Merger are not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer and the Merger.

See Section 9 – “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

Purchaser believes that the financial condition of Parent, GSK LLC and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) Purchaser, through GSK LLC and Parent, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer and acquired in the Merger, (c) the Offer and the Merger are not subject to any financing condition and (d) if Purchaser consummates the Offer, GSK LLC and Parent will acquire any remaining Shares for the same cash price in the Merger.

See Section 9 – “Source and Amount of Funds.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to various conditions set forth in Section 15 – “Conditions of the Offer,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that there shall have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”), and not validly withdrawn prior to the Expiration Date, that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least one share more than fifty percent (50%) of all Shares outstanding as of the consummation of the Offer (including (i) Shares issuable in respect of options of the Company that have satisfied all of the requirements for exercise and (ii) outstanding restricted or unrestricted stock units of the Company that have vested, in each case, prior to the Expiration Date).

See Section 15 – “Conditions of the Offer.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one (1) minute past 11:59 p.m., Eastern Time, on the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means January 14, 2019 unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:

(a)

Purchaser shall extend the Offer for one (1) or more periods of time of up to ten (10) business days (or such longer period as may be agreed to by Parent and the Company) per extension if, at any scheduled Expiration Date, any Offer Condition (other than the Minimum Tender Condition) has not been satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(b)

Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or Nasdaq applicable to the Offer.

However, Purchaser shall not, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

In addition, if, at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, and the Minimum Tender Condition shall not have been satisfied, Purchaser shall extend the Offer for two (2) consecutive increments of not less than ten (10) business days each (or for such shorter period as may be agreed to by Parent and the Company); provided, (i) Purchaser shall not be permitted to extend the Offer pursuant to this sentence on more than two (2) occasions and (ii) Purchaser shall not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means April 2, 2019, or as extended pursuant to the terms of the Merger Agreement as summarized below in Section 11 – “The Merger Agreement; Other Agreements – Termination.”

See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; Other Agreements.”

Will there be a subsequent offering period?

No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

See Section 1 – “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 – “Terms of the Offer.”

What are the most significant conditions to the Offer?

The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not validly withdrawn in connection with the Offer is subject to the satisfaction of a number of conditions immediately prior to the then applicable Expiration Date of the Offer, including, among other conditions:

•	the Minimum Tender Condition;

•

any applicable waiting period under the Hart-Scott-Rodino Act has expired or been terminated and approval or deemed approval under the antitrust laws of the Federal Republic of Germany and the Republic of Austria in respect of the transactions contemplated by the Merger Agreement has been obtained;

•

the accuracy of the Company’s representations and warranties set forth in the Merger Agreement and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

v

•

no law or judgment promulgated, enacted, entered, enforced, issued or amended by any governmental entity that is then in effect and that restrains, enjoins or otherwise prohibits the making or consummation of the Offer or the Merger shall be in effect.

The above conditions are further described, and other conditions are described, below in Section 15 – “Conditions of the Offer” (collectively, the “Offer Conditions”). The Offer is not subject to any financing condition.

How do I tender my Shares?

In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message as defined in Section 2 – “Acceptance for Payment and Payment for Shares” in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either (i) the certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” and a confirmation of a Book-Entry Transfer of such Shares must be received by the Depositary, in each case prior to the expiration of the Offer on the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

We are not providing for guaranteed delivery procedures. Therefore, the Company’s stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, before one (1) minute after 11:59 p.m., Eastern Time, on the Expiration Date. In addition, for the Company’s stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one (1) minute after 11:59 p.m., Eastern Time, on the Expiration Date. The Company’s stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

See Section 2 – “Acceptance for Payment and Payment for Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer on the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within sixty (60) days after the commencement of the Offer, you may withdraw them at any time after February 12, 2019, the sixtieth (60th) day after the commencement of the Offer, until Purchaser accepts your Shares for payment.

See Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 – “Withdrawal Rights.”

Has the Offer been approved by the Board of Directors of the Company?

Yes. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, declared advisable and adopted the Merger Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the reasons for the Company’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, the Company will be an indirect wholly-owned subsidiary of Parent and a direct subsidiary of GSK LLC. We intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

See Section 13 – “Certain Effects of the Offer.”

Will a meeting of the Company’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than two thousand (2,000) holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger, provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer many exclude any excluded stock;

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and the Merger is not prohibited by law or court order, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL as promptly as practicable after the consummation of the Offer. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares (i) held in the treasury of the Company or owned by Parent, Purchaser or the Company, or any direct or indirect wholly-owned subsidiary thereof immediately prior to the Effective Time or (ii) held by a holder who is entitled to demand and properly demands appraisal of such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding taxes required by applicable law.

If the Offer and Merger are consummated, the Company stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights under Delaware law) will have their Shares converted into the right to receive the Merger Consideration. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 – “Appraisal Rights.” However, if sufficient Shares are not tendered to satisfy the Minimum Tender Condition, the Merger will not occur, and no shareholder will receive the Offer Price for its Shares.

See the “Introduction” to this Offer to Purchase, Section 11 – “The Merger Agreement; Other Agreements” and Section 13 – “Certain Effects of the Offer.”

What will happen to my stock options and/or RSUs in the Offer?

The Offer is being made only for Shares, and not for any outstanding Company Stock Options (as described below), Company RSUs (as described below) or purchase rights under the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”). Holders of outstanding vested but unexercised Company Stock Options may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.” Holders of Company RSUs and ESPP purchase rights will only be eligible to participate in the Offer if such Company RSUs or purchase rights, as applicable, are settled in accordance with the terms of the applicable plan and other applicable agreements of the Company and the holder tenders the Shares, if any, issued upon such settlement sufficiently in advance of the expiration of the Offer on the Expiration Date to assure that the holder will have sufficient time to comply with the procedures for tendering Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.” See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of outstanding equity awards in the Merger.

Pursuant to the Merger Agreement, as of the Effective Time, each option to acquire Shares (each, a “Company Stock Option”), and each restricted stock unit (each, a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time will vest in full at the Effective Time.

Each Company Stock Option that is outstanding immediately prior to the Effective Time and has an exercise price per Share that is less than the Merger Consideration will be cancelled and the former holder of such cancelled Company Stock Option will be entitled to receive an amount in cash (without interest and less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to the unexercised portion of such Company Stock Option immediately prior to the Effective Time (determined after giving effect to the accelerated vesting described above) multiplied by (y) the excess of the Merger Consideration over the applicable exercise price per Share under such Company Stock Option. Any Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration will be cancelled for no consideration.

Each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and the former holder of such cancelled Company RSU will be entitled to receive an amount in cash (without interest and less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to, or deliverable under, such Company RSU immediately prior to the Effective Time (determined after giving effect to the accelerated vesting described above) multiplied by (y) the Merger Consideration.

See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of outstanding equity awards in the Merger.

What is the market value of my Shares as of a recent date?

On November 30, 2018, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $46.38 per Share. On December 13, 2018, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $74.49 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

See Section 6 – “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements (each, a “Tender and Support Agreement,” and collectively, the “Tender and Support Agreements”) with each of Mary Lynne Hedley, Ph.D., New 15 Opportunity Fund, L.P., Leon O. Moulder, Jr., KPCB Holdings, Inc. and New Enterprise Associates 13, L.P. (each a “Supporting Stockholder”), which provide, among other things, that as promptly as practicable after, but in no event later than ten (10) business days after, the commencement of the Offer, each Supporting Stockholder will take all action required to validly tender or cause to be validly tendered into the Offer all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of such Tender and Support Agreement together with any Shares or any other securities of the Company that are issued to or otherwise directly or indirectly acquired by any such Supporting Stockholder prior to the valid termination of such Tender and Support Agreement in accordance with its terms, including for the avoidance of doubt any Shares acquired by the Supporting Stockholder upon the exercise of Company Stock Options after the date of the Tender and Support Agreement.

As of December 10, 2018, the Supporting Stockholders collectively directly or indirectly own approximately 25.7% of all Shares issued and outstanding. Parent expressly disclaims beneficial ownership of all Shares covered by the Tender and Support Agreement.

See Section 11 – “The Merger Agreement; Other Agreements – Tender and Support Agreements.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights are available to the holders of Shares who tender such Shares in connection with the Offer. If the Offer and Merger are consummated, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL, provided that such holder has not failed to perfect or has not otherwise waived, withdrawn or lost his, her or its right to appraisal under Section 262 of the DGCL with respect to such Shares or a court of competent jurisdiction has not determined that such holder is not entitled to the relief provided by Section 262 of the DGCL, will not be converted into a right to receive the Merger Consideration, but instead, at the Effective Time, will no longer be outstanding and will automatically be cancelled and cease to exist and the holders of such Shares will cease to have any rights with respect thereto except the right to payment of the fair value of such Shares in accordance with Section 262 of the DGCL. The “fair value” could be greater than, less than or the same as the Offer Price.

See Section 17 – “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent, toll-free at 1-888-750-5834 or either of our Dealer Managers, PJT Partners LP, at (212) 551-2564 or Merrill Lynch, Pierce, Fenner & Smith, Incorporated toll-free at (888) 803-9655. See the back cover of this Offer to Purchase for additional contact information.

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INTRODUCTION

Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“GSK LLC”), which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), is offering to purchase all of the issued and outstanding shares (each, a “Share,” and collectively, “Shares”) of common stock, par value $0.0001 per share, of TESARO, Inc., a Delaware corporation (the “Company”), for $75.00 per Share (the “Offer Price”), net to the holder in cash, without interest, subject to any withholding taxes required by law, and upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal,” and together with this Offer to Purchase and other related materials, as each may be amended and supplemented from time to time, the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2018 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares (i) held in the treasury of the Company or owned by Parent, Purchaser or the Company, or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time or (ii) held by a holder who is entitled to demand and properly demands appraisal of such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding taxes required by applicable law.

Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for Shares.

The Merger Agreement is more fully described in Section 11 – “The Merger Agreement; Other Agreements.”

Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, declared advisable and adopted the Merger Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer (clauses (i) through (iii), the “Company Board Recommendation”).

More complete descriptions of the reasons for the Company’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Board.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of those conditions set forth in Section 15 – “Conditions of the Offer” hereunder. There is no financing condition to the Offer or the Merger.

The Company has advised Parent that Citigroup Global Markets Inc. and Centerview Partners LLC have each delivered to the Company Board an opinion, dated on or about December 2, 2018, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the consideration to be paid pursuant to the Offer and the Merger to holders of the Shares, other than Parent or any affiliate of Parent, is fair from a financial point of view. The full text of the written opinions of Citigroup Global Markets Inc. and Centerview Partners LLC set forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Citigroup Global Markets Inc. and Centerview Partners LLC, respectively, in connection with its opinion and is attached as Annex A and Annex B, respectively, to the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Purchaser is offering to purchase all of the issued and outstanding Shares of common stock, par value $0.0001 per share, of the Company at the Offer Price, payable net to the holder in cash, without interest, subject to any withholding taxes required by applicable law. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, as promptly as practicable after the Expiration Date, pay for all Shares validly tendered prior to one (1) minute after 11:59 p.m., Eastern Time, on the Expiration Date, and not properly withdrawn as described in Section 4 – “Withdrawal Rights.” The term “Expiration Date” means January 14, 2019 unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 – “Conditions of the Offer” (the “Offer Conditions”).

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:

(a)

Purchaser shall extend the Offer for one (1) or more periods of time of up to ten (10) business days (or such longer period as may be agreed to by Parent and the Company) per extension if, at any scheduled Expiration Date, any Offer Condition (other than the Minimum Tender Condition) has not been satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(b)

Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or The NASDAQ Stock Market LLC (“Nasdaq”) applicable to the Offer.

However, Purchaser shall not, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

In addition, if, at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, and the Minimum Tender Condition shall not have been satisfied, Purchaser shall extend the Offer for two (2) consecutive increments of not less than ten (10) business days each (or for such shorter period as may be agreed to by Parent and the Company); provided, (i) Purchaser shall not be permitted to extend the Offer pursuant to this sentence on more than two (2) occasions and (ii) Purchaser shall not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means April 2, 2019, or as extended pursuant to the terms of the Merger Agreement as summarized below in Section 11 – “The Merger Agreement; Other Agreements – Termination.”

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Purchaser expressly reserves the right at any time or, from time to time, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify or amend the terms of the Offer, including the Offer Price, except that, without the prior written consent of the Company, Purchaser shall not:

•	decrease the Offer Price or change the form of the consideration payable in the Offer;

•	decrease the number of Shares sought pursuant to the Offer;

•	amend or waive the Minimum Tender Condition;

•	add to the Offer Conditions;

•	modify the Offer Conditions in a manner adverse to the holders of Shares;

•	extend the Expiration Date of the Offer except as required or permitted by the Merger Agreement; or

•	make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10)-business-day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

All holders of Shares that validly tender, and do not withdraw, their Shares into the Offer prior to the expiration of the Offer on the Expiration Date will receive the same price per Share regardless of whether they tendered before or during any extension of the Offer. If, on or before the expiration of the Offer on the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if any of the Offer Conditions (as described in Section 15 – “Conditions of the Offer”) have not been satisfied or waived immediately prior to the then-applicable Expiration Date. Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement, and to the satisfaction or waiver (to the extent permitted under the Merger Agreement) by Purchaser of the Offer Conditions set forth in Section 15 – “Conditions of the Offer” as of any scheduled Expiration Date, Purchaser shall accept for purchase and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer, as promptly as practicable after such scheduled Expiration Date. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as described below) in lieu of the Letter of Transmittal and such other documents.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer on the Expiration Date.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer on the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, the Company’s stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC before one (1) minute past 11:59 p.m., Eastern Time, on the Expiration Date. In addition, for the Company’s stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one (1) minute past 11:59 p.m., Eastern Time, on the Expiration Date. The Company’s stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect for purposes of the Offer.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder(s) has or have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of: (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, unless such Shares are thereafter withdrawn by the tendering stockholder, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, Innisfree M&A Incorporated, which is the information agent for the Offer (the “Information Agent”), the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

Options and RSUs. The Offer is being made only for Shares, and not for Company Stock Options or Company RSUs. Holders of outstanding vested but unexercised Company Stock Options may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of Company RSUs will only be eligible to participate in the Offer if such Company RSUs are settled in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and the holder tenders the Shares, if any, issued upon such settlement sufficiently in advance of the Expiration Date to assure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of outstanding equity awards in the Merger.

Employee Stock Purchase Plan. The Offer is being made only for Shares, and therefore participants in the ESPP may participate in the Offer only to the extent that the amounts accrued in a participant’s account are used to purchase Shares from the Company pursuant to the terms of the Merger Agreement and the ESPP and such Shares are issued sufficiently in advance of the expiration of the Offer on the Expiration Date to assure that the holder will have sufficient time to comply with the procedures for tendering Shares. When a participant participates in the Offer with respect to his or her Shares purchased under the ESPP, the participant must comply with the procedures for tendering Shares described in this Section 3. See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the ESPP.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax at a rate of twenty-four percent (24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

4.	Withdrawal Rights

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer on the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within sixty (60) days of commencement of the Offer, you may withdraw them at any time after February 12, 2019, the sixtieth (60th) day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase.

Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer (as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares”), any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities in respect of a notice of withdrawal have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.	Material U.S. Federal Income Tax Consequences

The following is a discussion of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to holders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, holders whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement, stockholders who exercise their appraisal rights in the Merger and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including another entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the tax effects of the Offer and the Merger to it based on particular circumstances, including the application and effect of the alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. Holder’s holding period for such block of Shares is more than one (1) year on the date that the Offer is completed or the Merger is effective, as the case may be. If the holding period is not satisfied, such gain generally will be a short-term capital gain. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to non-U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger by a non-U.S. Holder will not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. Holder is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for one hundred and eighty-three (183) days or more in the taxable year of the merger and certain other conditions are met; or

•

the non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than five percent (5%) of the Shares at any time during the five (5)-year period preceding the Offer or the

Merger, and the Company is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period preceding the Offer or the Merger or the period that the non-U.S. Holder held the Shares.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower rate provided by an applicable income tax treaty). A non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of thirty percent (30%) (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. Holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. Parent, GSK LLC and Purchaser believe that neither Parent, GSK LLC nor Purchaser currently are, and neither have been, a “U.S. real property holding corporation”, but there can be no assurance that Parent, GSK LLC or Purchaser currently are not or will not become a “U.S. real property holding corporation.” Non-U.S. Holders owning (actually or constructively) more than five percent (5%) of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer or the Merger.

Information Reporting and Backup Withholding. Payments made in exchange for Shares pursuant to the Offer or the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

6.	Price Range of Shares; Dividends on the Shares

The Shares currently trade on Nasdaq under the symbol “TSRO.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two (2) preceding fiscal years, as reported by Nasdaq:

Fiscal Year Ended December 31, 2018	High	Low
Fourth Quarter (from October 1, 2018, through December 13, 2018)	$74.55	$23.41
Third Quarter (from July 1, 2018, to September 30, 2018)	$46.27	$25.62
Second Quarter (from April 1, 2018, to June 30, 2018)	$59.94	$38.40
First Quarter (from January 1, 2018, to March 31, 2018)	$81.00	$52.20

Fiscal Year Ended December 31, 2017	High	Low
Fourth Quarter (from October 1, 2017, to December 31, 2017)	$129.10	$76.13
Third Quarter (from July 1, 2017, to September 30, 2017)	$143.45	$106.64
Second Quarter (from April 1, 2017, to June 30, 2017)	$168.92	$125.05
First Quarter (from January 1, 2017, to March 31, 2017)	$192.94	$131.60

On November 30, 2018, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $46.38 per Share. On December 13, 2018, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $74.49 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

The Company has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7.	Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue.

General. The Company is a Delaware corporation and a commercial-stage biopharmaceutical company devoted to providing transformative therapies to people facing cancer. Its primary focus is to develop treatments for solid tumors using various approaches, including small molecules and immuno-oncology antibodies, as monotherapies and in combinations. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

TESARO, Inc.

1000 Winter Street

Waltham, MA 02451

Telephone: +1 (339) 970-0900

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their compensation, equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters was disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Such information also will be available in the Schedule 14D-9. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The Company’s filings are also available to the public on the SEC’s site at http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

8.	Certain Information Concerning Parent, GSK LLC and Purchaser

The summary information set forth below in respect of Parent and GSK LLC is qualified in its entirety by reference to Parent’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

Purchaser is a Delaware corporation and an indirect wholly-owned subsidiary of Parent, and was formed solely for the purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:

Adriatic Acquisition Corporation

5 Crescent Drive

Philadelphia, PA 19112

Telephone: +1 (215) 751-4611

GSK LLC is a limited liability company organized under the laws of Delaware and a direct wholly-owned subsidiary of Parent. GSK LLC is an operating company for Parent in the United States. GSK LLC performs certain services in support of Parent’s US operations and enters into contracts in the US for Parent’s US pharmaceutical business and, on occasion, Parent’s US consumer healthcare and vaccines businesses. The business address and business telephone number of GSK LLC are as set forth below:

GlaxoSmithKline LLC

5 Crescent Drive

Philadelphia, PA 19112

Telephone: +1 (215) 751-4611

Parent was incorporated as an English public limited company on December 6, 1999. Following a merger between Glaxo Wellcome plc and SmithKline Beecham plc, Parent acquired these two English companies on December 27, 2000, as part of the merger arrangements. Parent is a major global healthcare group that is engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical products, including vaccines, over-the-counter medicines and health-related consumer products. Its principal pharmaceutical products include medicines in the following therapeutic areas: respiratory, oncology, HIV and immuno-inflammation. The mission of Parent’s business is to help people do more, feel better and live longer. In line with this mission, Parent’s goal is to be one of the world’s most innovative, best-performing and trusted healthcare companies.

Parent aims to bring differentiated, high-quality and needed healthcare products to as many people as possible. Parent’s global network includes 16 vaccine manufacturing sites in 11 countries. Parent delivers over two million vaccine doses per day to people living in over 160 countries. Parent’s Consumer Healthcare business holds number one positions in products relating to pain management, respiratory health, gastrointestinal health and smokers’ health across 36 markets, and is a market leader in specialist oral care. Parent has research collaborations with more than 1,500 external organizations and continues to look beyond itself for additional innovation opportunities. More information on Parent can be found at www.gsk.com. The business address and business telephone number of Parent are as set forth below:

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

+44 20 8047 5000

The name, business address, citizenship, current principal occupation or employment, and five (5)-year material employment history of each director and executive officer of Purchaser, GSK LLC and Parent and certain other information are set forth in Schedule I, Schedule II and Schedule III to this Offer to Purchase.

Except as set forth in Schedule I, Schedule II and Schedule III to this Offer to Purchase, during the last five (5) years, none of Purchaser, GSK LLC or Parent, or, to the best knowledge of Purchaser, GSK LLC and Parent, any of the persons listed in Schedule I, Schedule II or Schedule III to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of December 14, 2018, none of Parent, Purchaser or their respective affiliates owned any Shares directly or indirectly.

Except as set forth elsewhere in this Offer to Purchase or Schedule I, Schedule II or Schedule III to this Offer to Purchase: (i) none of Purchaser, GSK LLC, Parent or, to the best knowledge of Purchaser, GSK LLC and Parent, the persons listed in Schedule I, Schedule II or Schedule III hereto beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, GSK LLC, Parent or, to the best knowledge of Purchaser, GSK LLC and Parent, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past sixty (60) days; (iii) none of Purchaser, GSK LLC, Parent or, to the best knowledge of Purchaser, GSK LLC and Parent, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two (2) years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, GSK LLC, Parent, their subsidiaries or, to the best knowledge of Purchaser, GSK LLC and Parent, any of the persons listed in Schedule I, Schedule II or Schedule III to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two (2) years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, GSK LLC, Parent, their subsidiaries or, to the best knowledge of Purchaser, GSK LLC and Parent, any of the persons listed in Schedule I, Schedule II or Schedule III to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent, GSK LLC and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is required to file or furnish reports and other information with the SEC under the Exchange Act. As a foreign private issuer, Parent is exempt from the rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by calling 1-800-SEC-0330. Parent’s filings are also available to the public on the SEC’s site at http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

9.	Source and Amount of Funds

We estimate that we will need approximately $4,540,024,398.95 to purchase all of the Shares pursuant to the Offer and to complete the Merger. This amount does not include any payment required to be made (i) to holders of the Convertible Notes or (ii) pursuant to the Capped Call Transactions. Parent will provide Purchaser by way of transfer of intercompany agreements with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger. Parent in turn will borrow sufficient funds under the facility described below. The Offer and the Merger are not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer and pay for the Shares acquired in the Merger.

Purchaser believes that the financial condition of Parent, GSK LLC and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) Purchaser, through GSK LLC and Parent, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer and acquired in the Merger, (c) the Offer and the Merger are not subject to any financing condition and (d) if Purchaser consummates the Offer, GSK LLC and Parent will acquire any remaining Shares for the same cash price in the Merger.

On December 3, 2018, Parent (as original guarantor and original borrower) entered into a Facilities Agreement with Bank of America Merrill Lynch International Designated Activity Company (as arranger and agent) and Bank of America, N.A. (as original lender) (the “Facilities Agreement”). The Facilities Agreement provides for a term facility in an amount of $5 billion (“Facility A”). It is intended that Facility A will be drawn by Parent for the purposes of financing the Offer and the Merger. Facility A may be drawn in multiple borrowings in U.S. dollars or pounds sterling.

The Facilities Agreement provides committed financing for the Offer and the Merger by way of the $5 billion term loan facility subject only to satisfaction of customary conditions precedent which are in Parent’s control, including a certificate of Parent certifying (a) that Parent has sufficient funds to complete the Offer and consummate the Merger and (b) there is no condition outstanding to complete the Offer.

Borrowings under Facility A will incur interest at a rate of LIBOR plus a margin, with the margin being set in accordance with the table below:

Months following first drawdown	Basis points, per annum
1-3	10
4-6	15
7-9	25
10-12	37.5
13-15	50
16-18	62.5
19-21	75
22 onwards	87.5

If on or before the date falling two (2) months after the first drawdown by Parent, Parent’s rating is downgraded by S&P to A- (or lower) or by Moody’s to A3 (or lower), the applicable margin will be increased in each case by 2.5 basis points per annum. These increases will cease to apply where Parent’s ratings are upgraded back to A (or higher) by S&P or A2 (or higher) by Moody’s, as the case may be.

Each Facility A loan matures on the date which is three hundred sixty-four (364) days after the earlier of the first utilization of Facility A and the date falling one hundred twenty (120) days after the date of the Facilities Agreement (being April 2, 2019) subject to an extension of two (2) further periods of six (6) months. A Facility A loan is repayable in full on its respective maturity date.

Parent is required to prepay Facility A in certain circumstances, including using proceeds raised by way of a debt capital markets issue or an equity capital markets issue by Parent or any of its subsidiaries, in each case subject to the terms, and in accordance with the order of priority, contained in the Facilities Agreement.

Parent is subject to affirmative and negative covenants under the Facilities Agreement that affect its (and its material subsidiaries’) ability, among other things, to create or permit to subsist any mortgage, charge, pledge or assignment by way of security or liens.

Events of default under the Facilities Agreement include, among other things, non-payment of any amounts when due, failure to satisfy obligations under the Facilities Agreement, cross default, insolvency and repudiation.

Parent has not made any plans or arrangements to refinance or repay the facilities other than as set out in the Facilities Agreement.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Facilities Agreement is not available at the Expiration Time.

The foregoing summary of the Facilities Agreement is qualified in its entirety by reference to the complete text of the Facilities Agreement, a copy of which is filed as Exhibit (d)(7) to the Schedule TO and incorporated herein by reference. The Facilities Agreement should be read in its entirety for a more complete description of the matters summarized above.

10.	Background of the Offer; Past Contacts or Negotiations with the Company

Background of the Offer

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and other agreements related to the Offer. For a review of the Company’s additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and mailed to the Company’s stockholders.

In the ordinary course of business and to supplement its research and development activities, Parent regularly evaluates business development opportunities, including strategic acquisitions and licensing and partnership opportunities.

On June 10, 2018, Dr. Mary Lynne Hedley, the Company’s President, contacted Dr. Hal Barron, Parent’s President, Pharmaceuticals Research & Development and Chief Scientific Officer, regarding the Company’s interest in meeting with representatives of Parent to explore the possibility of a co-development/co-promote collaboration with respect to ZEJULA.

On July 12, 2018, Dr. Hedley spoke with Mr. Kevin Sin, Parent’s Senior Vice President, Head of Worldwide Business Development, Pharmaceuticals Research & Development, regarding exploring a potential co-development/co-promote collaboration with respect to ZEJULA. Mr. Sin expressed Parent’s interest in a potential co-development/co-promote collaboration with respect to ZEJULA as well as the Company’s immuno-oncology product candidates.

On August 8, 2018, the Company and Parent entered into a confidentiality agreement. The confidentiality agreement contained standstill provisions that terminated upon announcement of the Company entering into the Merger Agreement.

On August 14, 2018, several members of the Company’s management, including Dr. Hedley, met with certain representatives of Parent, including Mr. Sin. At this meeting, members of the Company’s management that attended the meeting discussed the Company’s strategy with respect to the development and commercialization of ZEJULA as well as the Company’s immuno-oncology pipeline product candidates, and the representatives of Parent present outlined Parent’s vision and strategy in oncology.

On September 3, 12, 17 and 24, 2018, Dr. Hedley and Dr. Barron, held a series of telephone conference calls during which Dr. Hedley and Dr. Barron discussed terms for a potential ZEJULA collaboration. During the conversation on the September 24, 2018, Dr. Hedley informed Dr. Barron that the Company was expecting to receive a proposal on or about September 26, 2018 from another pharmaceutical company for a commercial agreement involving ZEJULA, and that the Company Board had scheduled a board meeting on September 28, 2018 to evaluate such proposal. Dr. Hedley informed Dr. Barron that the Company Board would also evaluate at this Company Board meeting any proposal Parent put forth prior to the board meeting.

On September 24, 2018, representatives of Citi contacted Simon Dingemans, Parent’s Chief Financial Officer. They discussed whether the Company would be open to an acquisition proposal from Parent, given that prior discussions between the Company and Parent had focused on a co-development/co-promote collaboration with respect to ZEJULA.

On September 28, 2018, Dr. Barron contacted Dr. Hedley to confirm that Parent continued to evaluate a potential transaction involving the Company.

On October 4, 2018, representatives of Citi and PJT Partners LP (“PJT”), financial advisor to Parent, spoke regarding the communications the Company had provided to Parent, including the timing and process associated with any potential acquisition proposal by Parent.

On October 5, 2018, Emma Walmsley, Parent’s Chief Executive Officer, met with Mr. Moulder. At the meeting, Ms. Walmsley shared her perspective on Parent’s strategy and how the Company would fit within that strategy. In addition, Ms. Walmsley emphasized the work Parent had completed to date and identified that Parent was in a position to come to an agreement quickly with the Company on a transaction, within 2-3 weeks if necessary. Ms. Walmsley informed Mr. Moulder that Parent would need to complete additional diligence prior to making an acquisition proposal.

On October 24, 2018, Parent provided the Company with a non-binding written proposal to acquire the Company’s outstanding common stock for $66 per Share in cash, subject to completion of Parent’s due diligence. The letter also requested a three-week period of exclusivity for Parent to complete its due diligence and negotiate definitive transaction documentation.

On October 29 2018, Mr. Moulder contacted Ms. Walmsley to inform her of the Company Board’s feedback on Parent’s $66 per Share proposal.

On November 12, 2018, Mr. Moulder contacted Mr. Dingemans by telephone and communicated that the Company Board deemed the proposal’s value insufficient to warrant exclusivity or to proceed to final negotiations of a transaction, but did not provide guidance as to a price that would be acceptable to the Company Board. On November 15 and 17, 2018, a series of conversations occurred between representatives of the Company’s financial advisors, on the one hand, and representatives of PJT, on the other hand, regarding the information the Company had provided Parent and financial terms for a possible acquisition of the Company.

On November 18, 2018, the Company received a revised written proposal from Parent. The new proposal contemplated Parent acquiring the Company’s outstanding common stock for $69 per Share in cash and requested an exclusive negotiating period of two weeks to finalize due diligence and negotiate definitive documentation.

On November 19, 2018, Mr. Moulder spoke with Mr. Dingemans by telephone to relay the Company Board’s view of Parents $69 proposal, in particular that the Company Board deemed Parent’s November 18 revised proposal as inadequate to proceed toward final negotiations. Mr. Moulder advised Mr. Dingemans that the Company could consider granting a period for exclusive negotiations if Parent increased the per Share price in Parent’s acquisition proposal by an amount approaching 20%.

On November 21, 2018, representatives of Citi and Centerview, on the one hand, and representatives of PJT, on the other hand, discussed the feedback provided by Mr. Moulder in relation to the Company Board’s perspectives on Parent’s November 18 revised proposal.

On November 21, 2018, Mr. Dingemans informed Mr. Moulder that $75 per Share in cash was Parent’s “best and final offer” and that the $75 per Share final proposal was contingent upon the Company agreeing to negotiate exclusively with Parent through December 2. Later on November 21, the Company received from Parent an updated written proposal to acquire the Company at a price of $75 per Share in cash conditioned upon a period of exclusive negotiations.

Following the meeting of the Company Board on November 21, 2018, Ropes & Gray LLP (“Ropes & Gray”), strategic transaction counsel to the Company, distributed to Parent and Shearman & Sterling LLP (“Shearman & Sterling”), outside counsel to Parent, the draft agreement and plan of merger and an exclusivity letter providing that the Company would negotiate exclusively with Parent through midnight on December 2, 2018. Parent provided the Company with a revised draft of the exclusivity letter on the morning of November 23, 2018, and later that afternoon the Company and Parent executed the exclusivity letter.

On November 25, 2018, Ropes & Gray provided to Shearman & Sterling and Parent a proposed form of tender and support agreement, pursuant to which certain stockholders would commit to tender their Shares in the proposed tender offer, as described in further detail under “Item 3. Past Contacts, Transactions, Negotiations and Agreements – Arrangements with Purchaser and Parent – Tender and Support Agreements.” Also on the same day, Shearman & Sterling delivered a proposed revised draft agreement and plan of merger to Ropes & Gray.

Throughout the week of November 26, 2018, Ropes & Gray and Shearman & Sterling, at the direction of their respective clients, negotiated the terms of the agreement and plan of merger and the contents of the disclosure schedules to the agreement and plan of merger, and facilitated a negotiation of the form of tender and support agreement with the stockholders of the Company being asked to execute them. Among the topics negotiated were the Material Adverse Effect definition, the required level of efforts that Parent would commit to take to obtain regulatory approvals, the Company Board’s ability to address a competing proposal and to change its recommendation, and the size of the break-up fee. Also during this week, Shearman & Sterling and Parent conducted and completed their confirmatory due diligence investigation of the Company.

On the morning of December 2, 2018, the Company Board unanimously voted to approve the proposed transaction.

During the morning of December 3, 2018, a committee of the board of directors of Parent (the “Parent Board Committee”) met to review and discuss the proposed transaction with the Company, and following such discussions, the Parent Board Committee, among other things, approved the proposed transaction with the Company and authorized Parent to enter into the Merger Agreement and each of the Tender and Support Agreements.

Following such meeting and prior to the opening of the U.S. stock markets on December 3, 2018, the Company and Parent executed and delivered the Merger Agreement, and Parent and the Supporting Stockholders each executed and delivered the Tender and Support Agreements.

On the morning of December 3, 2018, the Company and Parent publicly announced the transaction before the opening of trading on NASDAQ.

11.	The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as an exhibit to the Schedule TO. Copies of the Merger Agreement and the Schedule TO, and any other filings that Parent or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in

Section 8 – “Certain Information Concerning Parent, GSK LLC and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to provide any tactical information about Parent, GSK LLC or Purchaser.

The Offer. The Merger Agreement provides that Purchaser will, as promptly as practicable after the date of the Merger Agreement (but in no event later than the tenth (10th) business day following such date), commence the Offer at the Offer Price. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction or waiver of the Offer Conditions described in Section 15 – “Conditions of the Offer.” Purchaser will accept for purchase and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer, as promptly as practicable after the Expiration Date.

Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or amend the terms of the Offer, including the Offer Price, except that, without the prior written consent of the Company, Purchaser shall not

•	decrease the Offer Price or change the form of the consideration payable in the Offer;

•	decrease the number of Shares sought pursuant to the Offer;

•	amend or waive the Minimum Tender Condition;

•	add to the Offer Conditions;

•	modify the Offer Conditions in a manner adverse to the holders of Shares;

•	extend the Expiration Date of the Offer except as required or permitted by the Merger Agreement; or

•	make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares.

The Minimum Tender Condition may only be waived by Parent or Purchaser with the prior written consent of the Company.

Purchaser will not permit holders of Shares to tender their Shares pursuant to guaranteed delivery procedures.

The Merger Agreement provides that:

(a)

Purchaser shall extend the Offer for one (1) or more periods of time up to ten (10) business days per extension if, at any scheduled Expiration Date, any Offer Condition (other than the Minimum Tender Condition) is not satisfied and has not been waived; and

(b)	Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq, applicable to the Offer.

However, Purchaser will not, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

In addition, if, at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, and the Minimum Tender Condition will not have been satisfied, Purchaser shall extend the Offer for two (2) consecutive increments of not less than ten (10) business days each; provided, (i) Purchaser shall not be permitted to extend the Offer pursuant to this sentence on more than two (2) occasions and (ii) Purchaser shall not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

If the Merger Agreement is terminated pursuant to its terms, Purchaser will terminate the Offer promptly, not acquire any Shares pursuant to the Offer and return, and cause any depositary or other agent acting on behalf of Purchaser to return, in accordance with applicable laws, all Shares tendered into the Offer to the registered holders thereof.

The Merger. At the Effective Time, Purchaser will merge with and into the Company, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). Subject to the Merger Agreement and pursuant to the DGCL (including Section 251(h) of the DGCL), the closing of the Merger (the “Closing”) will take place no later than the first (1st) business day after satisfaction of the closing conditions set forth in the Merger Agreement at Closing. Parent, Purchaser and the Company have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL.

At the Closing, Parent, Purchaser and the Company will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL in connection with the Merger.

At the Effective Time, the certificate of incorporation and the by-laws of the Company, will be amended and restated in their entirety and, as so amended, will be the certificate of incorporation and the by-laws of the Surviving Corporation.

Board of Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation or removal, or until his or her successor is duly elected and qualified.

Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than each Share held in the treasury of the Company or owned by Parent, Purchaser, the Company or any of their wholly-owned subsidiaries and any Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal in accordance with Section 262 of the DGCL) will be converted into the right to receive $75.00 per Share, payable net to the holder in cash, without interest, subject to any withholding taxes required by applicable law (the “Merger Consideration”). As of the Effective Time, all Shares will no longer be outstanding and will cease to exist.

Treatment of Equity Awards. Each Company Stock Option and each Company RSU, that is outstanding and unvested immediately prior to the Effective Time will vest in full at the Effective Time. Each Company Stock Option that is outstanding immediately prior to the Effective Time and has an exercise price per Share that is less than the Merger Consideration will be cancelled and the former holder of such cancelled option will be entitled to receive (without interest) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to the unexercised portion of such option multiplied by (y) the excess of the Merger Consideration over the applicable exercise price per Share under such option. Any such Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration will be cancelled for no consideration. Each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and the former holder of such cancelled equity award will be entitled to receive (without interest) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to, or deliverable under, such equity award immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

Treatment of ESPP. Pursuant to the Merger Agreement, the Company has taken all actions with respect to the ESPP that are necessary to provide that (i) with respect to the purchase period under the ESPP in effect as of the date of the Merger Agreement (“Current Purchase Period”), no individual may enroll and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement and (ii) no new offering period will be commenced under the ESPP prior to the Effective Time. If the Effective Time is expected to occur prior to the end of the Current Purchase Period, the Company will take action to provide for an earlier exercise date, including for purposes of determining the purchase price under the ESPP for the Current Purchase Period. Such earlier exercise date will be as close to the Effective Time as is administratively practicable. The Company has suspended the commencement of any future purchase period unless and until the Merger Agreement is terminated and will terminate the ESPP as of the Effective Time.

Dissenting Shares. At the Effective Time, Shares held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL will automatically be cancelled and the holders will cease to have any rights with respect thereto except the right to payment of the fair value of such Shares in accordance with Section 262 of the DGCL.

However, if any holder fails to perfect, or otherwise waives his, her or its right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief under Section 262 of the DGCL, the right to be paid the fair value of the Shares will cease, and the Shares will become exchangeable solely for the right to receive the Merger Consideration.

Payment of the Merger Consideration; Surrender of Shares. Prior to the date and time of acceptance for shares (the “Acceptance Time”) tendered in the Offer, Parent will deposit with a bank or trust company cash in an amount sufficient to pay the aggregate Offer Price (calculated assuming that all Shares are tendered in the Offer for purposes of this paragraph).

Within three (3) business days after the Effective Time, Parent will cause the Depositary to mail to each holder of a record of a certificate or a book-entry share entitled to receive the Merger Consideration, a Letter of Transmittal and instructions for effecting the surrender of the certificate or book-entry share in exchange for the Merger Consideration.

Upon surrender of a duly executed Letter of Transmittal and a certificate representing Shares to the Depositary or receipt by the Depositary of an Agent’s Message in the case of book-entry shares and, in each case, such other documents as may customarily be required by the Depositary, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the Merger Consideration into which the Shares represented by such certificate or book-entry share have been converted.

At any time after six (6) months after the Effective Time, Parent may require the Depositary to deliver to Parent any funds (including any interest) that have been made available to the Depositary and that have not been disbursed to holders of certificates or book-entry shares. Thereafter, such holders will be entitled to look to the Surviving Corporation with respect to the Merger Consideration. None of Parent, Purchaser, the Company, the Surviving Corporation or the Depositary will be liable to any person in respect of any funds delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

Section 16 Matters. Prior to the Acceptance Time, the Company Board will take all necessary action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition by Company directors and officers of Shares and equity awards in the transactions contemplated by the Merger Agreement.

Withholding. Parent, Purchaser, and the Surviving Corporation and the Depositary are entitled to deduct and withhold from any amounts payable to any holder of Shares or equity awards such amounts required to be deducted and withheld under the United States Internal Revenue Code of 1986 or any other tax law.

Transfer Taxes. If payment is to be made to a person other than the person named on a surrendered certificate or book-entry share then, (i) such certificate or book-entry share must be properly endorsed and (ii) the person presenting such certificate or book-entry share must pay to the Depositary any transfer or other taxes required.

Representations and Warranties. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Parent, Purchaser and the Company and may be subject to qualifications and limitations agreed upon by Parent, Purchaser and the Company. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Parent, Purchaser and the Company, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by the Company to Parent and Purchaser concurrently with the execution of the Merger Agreement. Investors are not third-party beneficiaries under the Merger Agreement. Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Parent, Purchaser and the Company’s public disclosures.

In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate organizations, good standing of the Company and its subsidiaries;

•	organizational documents of the Company;

•	capitalization and equity securities of the Company and its subsidiaries;

•	corporate authority of the Company to enter into the Merger Agreement and to consummate the transaction contemplated thereby, and due execution and delivery of the Merger Agreement;

•	absence of violations of organizational documents, applicable laws and contracts as a result of the transaction contemplated by the Merger Agreement including the Offer;

•	required consents, approvals and filings as a result of the transaction contemplated by the Merger Agreement, including the Offer and the Merger;

•	timely filing of SEC filings, accuracy and completeness of the SEC filings and absence of certain SEC investigations;

•	preparation of financial statements in accordance with GAAP and maintenance of system of internal control over financial reporting and disclosure controls;

•	material contracts;

•

absence of certain undisclosed liabilities, off-balance sheet arrangements or material complaints received by employees of the Company or its subsidiaries on (i) accounting or audit matters; (ii) violation of securities law or (iii) breach of fiduciary duties;

•	owned and leased real property;

•	intellectual property;

•

compliance with law (including law applicable to the Company’s Products); compliance with health law and regulations of the applicable regulatory agencies, which are applicable to the Company and Company Products and possession of necessary permits;

•	compliance with anti-corruption law, money laundering and sanctions;

•	absence of certain changes and events since January 1, 2018;

•	absence of material litigation;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	tax matters;

•	environmental matters;

•	absence of certain affiliate transactions;

•	accuracy of the information included in this Offer to Purchase and the Solicitation/Recommendation Statement filed on Schedule 14D-9;

•	financial advisors and brokers;

•	exemption from the takeover laws of Delaware, including Section 203 of the DGCL;

•	no vote required; and

•	absence of any critical technology used in connection with pilot program industry defined by the North American Industrial Classification System code number.

Certain of the Company’s representations and warranties in the Merger Agreement refer to the concept of “Material Adverse Effect.”

“Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence or combination of the foregoing that, individually or in the aggregate with any other change, event, condition, development, circumstance, state of facts, effect or occurrence has, had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, operations, or results of operations of the Company and its subsidiaries, taken as a whole; however, none of the following changes, events, conditions, developments, circumstances, state of facts, effects or occurrences resulting from or arising from any of the following, either individually or in the aggregate, will be considered in determining whether a Material Adverse Effect has occurred:

•

matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its subsidiaries operate, unless such matters disproportionately impact the Company and its subsidiaries relative to other participants in the same or similar industries;

•	the announcement of the execution or pendency of the Merger Agreement or the transactions contemplated therein;

•

any change in the market price or trading volume of the Shares; provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Material Adverse Effect;

•

changes after the date of the Merger Agreement in global, national or regional political conditions (including the outbreak of war or terrorism), unless such changes disproportionately impact the Company and its subsidiaries relative to other participants in the same or similar industries;

•

changes after the date of the Merger Agreement in laws, regulations or accounting principles, or interpretations thereof, unless such changes disproportionately impact the Company and its subsidiaries relative to other participants in the same or similar industries;

•

the performance of the Merger Agreement and the transactions contemplated therein, including compliance with covenants set forth therein, or any action taken or omitted to be taken by the Company or any of its subsidiaries (subject to certain exceptions) at the request or with the prior written consent of Parent or Purchaser prior to the taking or the omission of such action;

•

the initiation or settlement of any legal proceedings commenced by or involving any current or former holder of Shares arising out of or related to the Merger Agreement or the transactions contemplated therein;

•

except for: (1) the withdrawal of ZEJULA from any public market or (2) a clinical hold or termination of any Company-sponsored clinical trial for any products and services made or currently intended to be made commercially available or otherwise distributed, or currently under development by the Company or any of its subsidiaries (a “Company Product”), (A) any decision by a Company regulatory agency with respect to any currently pending regulatory application or filing with respect to any Company Product or the pricing and/or reimbursement of any currently marketed Company Product; (B) any delay in any ongoing clinical trial or any currently planned application for marketing approval with respect to any Company Product, subject to certain thresholds; (C) any changes in the approved labeling of any product that is a competitor to a Company Product or any legal action taken with respect to any product that is a competitor to a Company Product; (D) the results of any inspection of the Company, subject to certain thresholds and (E) any audit opinion that expresses substantial doubt about the Company’s ability to continue as a going concern during the following twelve (12) months;

•	matters listed on the Company disclosure schedule or in the SEC Reports (as defined in the Merger Agreement); or

•

any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided, however, that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Material Adverse Effect.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:

•	corporate organization and good standing of Parent and Purchaser;

•	corporate authority of Parent and Purchaser to enter into the Merger Agreement and the transactions contemplated thereby, and the execution and delivery of the Merger Agreement;

•	absence of any conflict with Parent and Purchaser organizational or governing documents, violation of law or contracts;

•	required consents and approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	absence of litigation resulting from the transactions contemplated by the Merger Agreement;

•	accuracy of the information included in this Offer to Purchase or supplied by Parent or Purchaser for inclusion in the Solicitation/Recommendation Statement filed on Schedule 14D-9;

•	brokers;

•	operation of Purchaser;

•	no ownership of the Company Shares;

•	approval of the Merger Agreement;

•	sufficiency of funds to consummate the transaction contemplated by the Merger Agreement, including the Offer and the Merger;

•	investigation by Parent and Purchaser of the Company and its subsidiaries; and

•

disclosure of agreements between Parent, Purchaser or any affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its subsidiaries, on the other hand.

Certain of Parent and Purchaser representations and warranties in the Merger Agreement refer to the concept of “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts or occurrence that has, had or would reasonably be expected to have a material adverse effect on, or prevent or materially delay, the ability of Parent or Purchaser to consummate the transactions contemplated in the Merger Agreement.

The representations and warranties of Parent, Purchaser and the Company contained in the Merger Agreement will terminate and expire at the Effective Time.

Conduct of Business Pending the Merger. Except (i) as expressly permitted by the Merger Agreement, (ii) as set forth in the confidential disclosure schedule delivered by the Company to Parent and Purchaser, (iii) as required by applicable law, or (iv) with Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed under certain specific restrictions), the Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause its subsidiaries, to (x) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practices and (y) use commercially reasonable efforts to (1) preserve the business organization substantially intact, (2) maintain personal relationships and goodwill with governmental authorities and material suppliers and material customers and (3) keep available the services of current officers and key employees.

During the same time period, the Company has also agreed (subject to the same exemptions listed in the preceding paragraph) not to and cause its subsidiaries not to:

•	amend its organizational documents;

•	issue, grant, deliver, sell, authorize, pledge or dispose of Shares or other equity interests or securities of the Company or any of its subsidiaries, subject to certain exceptions;

•

declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of their Shares or equity interests or other securities, subject to certain exceptions;

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, offer to redeem or acquire any of their share capital or other entity interests or securities, subject to certain exceptions;

•

form any joint venture or partnership, enter into any licensing or other collaboration agreement or acquire any (i) substantial equity interest in or (ii) substantial portion of the assets of, or any asset outside the ordinary course of business, of any entity or division thereof, subject to certain exceptions;

•	sell, lease, license, transfer, pledge, encumber or subject to a lien (other than a permitted lien) any properties or assets, subject to certain exceptions;

•

enter into, materially amend, renew (other than in the ordinary course), terminate, or grant any release or relinquishment of any material rights under, any material contract, subject to certain exceptions;

•	authorize or make any capital expenditures above $2 million in aggregate;

•

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money of the Company or any of its subsidiaries, (ii) assume, guarantee or endorse or otherwise become liable or responsible for the indebtedness of another person (including guaranteeing the debt security of another person), (iii) issue or sell any debt securities or warrants or other right to acquire any debt securities of the Company and its subsidiaries, (iv) enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person or (v) enter into any agreement having the economic effect of any of the foregoing, subject to certain exceptions;

•	make any loans, advances, or capital contributions to, or investments in, any other person, subject to certain exceptions;

•

except as agreed to in the Merger Agreement or as required pursuant to an existing employment agreement or other compensation agreements or arrangements, (i) establish, amend or terminate any pension, retirement, profit sharing, incentive, bonus, deferred compensation, perquisite, medical, hospitalization, insurance, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention or severance plans, policies or programs (each, a “Company Plan”), (ii) grant any increases in the compensation, perquisites, or benefits to employees (subject to certain exceptions), (iii) grant or provide any severance or termination pay to officers or employees (subject to certain exceptions), (iv) modify or amend any equity or equity-based awards that may be settled in Shares or any other securities of the Company or its subsidiaries, (v) hire any non-executive employee or officer with an annual base salary above certain thresholds, (vi) take any action to accelerate any rights or benefits, or the funding of any payments or benefits, under any Company Plan or (vii) terminate the employment or service of any employee or individual service provider of the Company subject to certain thresholds, other than for cause;

•	except as required by applicable law, enter into, adopt or amend any collective bargaining agreement or other agreement with a labor union, works council, or similar organization;

•	make any change in any accounting methods, principles or practices except as required by GAAP or applicable law;

•	pay, discharge, compromise, satisfy, settle or agree to settle certain proceedings, litigation, arbitration or dispute, subject to certain exceptions;

•

(i) make, change or revoke any material tax election or adopt or change any material method of tax accounting or tax accounting period, (ii) settle or compromise any material tax liability or any claim for a material refund of taxes (including any surrender thereof), (iii) file any material amended tax return, (iv) enter into any closing agreement or request any ruling or determination from a governmental entity with respect to taxes, (v) extend or waive any material statute of limitations with respect to any of its or its subsidiaries’ taxes, other than in the ordinary course of business, or (vi) take any position on any of the Company or its subsidiaries’ material tax returns that is inconsistent with past practice or positions;

•	enter into any new material line of business other than the biopharmaceutical business;

•	other than the Merger, adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

materially amend, cancel or terminate any material insurance policy naming the Company or any of its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

•	abandon, license or cancel any material intellectual property; and

•	agree to take any of the actions described above.

Access to Information. From and after the date of the Merger Agreement until the Effective Time, the Company will use commercially reasonable efforts upon reasonable advance notice to (i) give Parent and Purchaser and their respective representatives reasonable access during normal business hours to all employees and facilities and to relevant books, contracts and records of the Company and its subsidiaries, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request, and (iii) furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as may be reasonably requested by Parent or Purchaser, subject to certain exceptions.

Acquisition Proposals. The Company will not, will cause its subsidiaries not to and will instruct its directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, or other advisors agents or representatives (collectively, “Representatives”) not to:

•

initiate, solicit or knowingly encourage or knowingly facilitate (including by way of providing non-public information) any inquiries, proposals or offers that constitute or are intended to lead to an Acquisition Proposal (as described below);

•	engage in any negotiations with any person making an Acquisition Proposal, or such person’s Representatives with respect to an Acquisition Proposal; or

•

provide any non-public information or afford access to the properties of the Company or its subsidiaries, or take any other action to assist or knowingly encourage or knowingly facilitate, any effort by any person (other than Parent, Purchaser or any designees of Parent and Purchaser) in a manner that is intended to lead to an Acquisition Proposal or in connection with or in response to any proposal that constitutes an Acquisition Proposal (the actions referred to in the foregoing three bullets are referred to herein after as the “Non Solicit Actions.”)

The Company will, and will cause its subsidiaries and instruct its Representatives to, (i) immediately cease any solicitation, discussions or negotiations with any person (other than Parent, Purchaser, or any designees of Parent and Purchaser) with respect to any inquiry, proposal or offer pending on the date of the Merger Agreement that constitutes, or is intended to lead to, an Acquisition Proposal, (ii) request (to the extent entitled to do so) the return or destruction of all confidential information provided by or on behalf of the Company or its subsidiaries to any such person within the last eighteen (18) months for the purposes of evaluating a possible Acquisition Proposal and (iii) terminate access to any data rooms relating to a possible Acquisition Proposal. Notwithstanding the foregoing, and subject to the terms of the Merger Agreement, the Company and its Representatives may seek to clarify and understand any inquiry or proposal made by any person that did not result from a material breach of the Merger Agreement solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and inform such person that has made an Acquisition Proposal of the terms of the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) the Company has received a written Acquisition Proposal that did not result from a material breach of the acquisitions proposal section of the Merger Agreement and (ii) the Company Board or a committee thereof determines, in good faith, after consultation with outside counsel and a financial advisor, that such Acquisition Proposal constitutes or is intended to lead to or result in a Superior Proposal (as described below), then the Company may (A) furnish information with respect to or afford access to the properties of the Company and its subsidiaries to the person making such Acquisition Proposal and its Representatives and (B) engage in discussions with such person and its Representatives regarding such Acquisition Proposal; provided that (x) the Company will not, and will instruct its Representatives not to, disclose any non-public information to such person unless the Company has, or first enters into, a confidentiality agreement with such person on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement and (y) the Company promptly provides to Parent any non-public information concerning the Company or its subsidiaries provided or made available to such other person that was not previously provided or made available to Parent; provided, further, that the Company may only take the actions described in clauses (A) and (B) above, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law.

The Company will not, and will cause its Representatives not to, release any person from, waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board or a committee thereof determines in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may waive any such standstill provision to the extent necessary to permit the applicable person to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such person agreeing that the Company will not be prohibited from providing any information to Parent in accordance with, and otherwise complying with the terms of the acquisition proposal section of the Merger Agreement.

The Company will promptly notify Parent of the receipt of an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. The Company will keep Parent reasonably informed as to the status of such Acquisition Proposal, including by promptly providing to Parent copies of any correspondence, proposals, indications of interest and/or draft agreements. The Company agrees that it and its affiliates will not enter into any agreement with any person subsequent to the date of the Merger Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with the acquisition proposal section of the Merger Agreement. The Company will promptly, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

Subject to the terms and conditions of the Merger Agreement, the Company Board and each committee thereof will not, propose publicly to approve or recommend, or permit the Company to enter into any agreement relating to or that would reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement, entered into in accordance with the Merger Agreement) (an “Alternative Acquisition Agreement”), or publicly propose to take any such action or:

•	publicly withdraw, qualify or modify, (or propose to do any of the preceding actions), in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

•	propose publicly to adopt, endorse, approve or recommend, an Acquisition Proposal;

•	publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer), other than a recommendation against such offer;

•	fail to include the Company Board Recommendation in the Schedule 14D-9;

•

fail to recommend against an Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such tender or exchange offer; or

•

fail to publicly reaffirm the Company Board Recommendation within five (5) business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal (any action described in the foregoing clauses being referred to herein as a “Change of Board Recommendation”).

Despite the foregoing and prior to the Acceptance Time:

(a)

the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (so long as, prior to, and as a condition to the effectiveness of, such termination, the Company pays to Parent the termination fee payable pursuant to the Merger Agreement) if (A) the Company receives an Acquisition Proposal that did not result from a material breach of the acquisition proposal section of the Merger Agreement, and the Company Board or a committee thereof determines in good faith that it constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, (C) the Company has negotiated, and has instructed its Representatives to negotiate, in good faith, with Parent during the Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal, and (D) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the notice delivered pursuant to this Section 11 – “Acquisition Proposals” continues to constitute a Superior Proposal;

(b)

the Company Board or a committee thereof may make a Change of Board Recommendation if (A) the Company receives an Acquisition Proposal that did not result from a material breach of the acquisition proposal section of the Merger Agreement, and the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, (C) the Company has negotiated, and has instructed its Representatives to negotiate, in good faith, with Parent during the Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal, and (D) no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, after taking into consideration any changes to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period; and

(c)

other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event (as described below) if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, (B) the Company has negotiated, and has instructed its Representatives to negotiate, in good faith, with Parent during the Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would eliminate the need for taking such action and (C) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Nothing contained in the Merger Agreement prohibits the Company Board or a committee thereof from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure by the Company to its stockholders if required under the Exchange Act or if the Company Board or a committee thereof determines, in good faith, after consultation with outside counsel, that the failure to make such statement would be inconsistent with its fiduciary duties under applicable law (provided that this paragraph will not be construed to exclude such communications from the definition of “Change of Board Recommendation”).

“Acquisition Proposal” means any offer or proposal made or renewed by a person or group (other than Parent or Purchaser) that is structured to permit such person or group to acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding Shares or securities of the Company representing more than twenty-five percent (25%) of the voting power of the Company or twenty-five percent (25%) or more of the consolidated total assets of the Company and its subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.

“Superior Proposal” means a written Acquisition Proposal that did not result from a material breach of the acquisition proposal section of the Merger Agreement (A) that if consummated would result in a third-party (or in the case of a direct merger between such third-party and the Company, the stockholders of such third-party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Shares or more than fifty percent (50%) of the assets of the Company and its subsidiaries, taken as a whole, (B) that is not subject to any due diligence investigation, (C) the Company Board determines in good faith is reasonably likely to be consummated on the terms proposed and (D) that the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by the Merger Agreement and after giving effect to any changes to the Merger Agreement irrevocably proposed by Parent in response to such Acquisition Proposal and all other financial, legal, regulatory, Tax and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, as the Company Board deems relevant (taking into account any changes to the Merger Agreement irrevocably proposed by Parent in response to such Acquisition Proposal), is more favorable from a financial point of view to the stockholders of the Company than the Offer.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company and its subsidiaries, taken as a whole, that (A) was not known or reasonably foreseeable by the Company Board as of the date of the Merger Agreement, (B) does not relate to the receipt of, or progress towards, approvals that have been applied for prior to the date of the Merger Agreement for any Company product and (C) does not relate to or constitute an Acquisition Proposal or inquiry related thereto; provided, however, that any change in the price or trading volume of the Shares will not be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a notice delivered pursuant to the Merger Agreement (in the event that such notice is delivered after 5:00 p.m. Eastern Time, the period will be deemed to begin at 5:00 p.m. Eastern Time on the next business day) and ending on the fourth (4th) business day thereafter at 5:00 p.m. Eastern Time; provided that with respect to any change in the financial terms or any other material terms of an Acquisition Proposal, the Company will, in each case, deliver to Parent an additional notice and the Notice Period will begin at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such notice (in the event that such notice is delivered after 5:00 p.m. Eastern Time, the period will be deemed to begin at 5:00 p.m. Eastern Time on the next business day) and ending on the second (2nd) business day thereafter and the Company will be required to comply with the requirements of the relevant provisions of the Merger Agreement anew with respect to such additional notice delivered pursuant to the Merger Agreement; provided, further, that if fewer than five (5) business days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon the delivery by the Company to Parent of the notice delivered and ending twenty-four (24) hours prior to the Expiration Date.

Employee Matters. Parent will, and will cause the Surviving Corporation and each of its other subsidiaries to, for the period commencing at the Effective Time and ending on December 31, 2019, maintain for each individual employed by the Company or any of its subsidiaries at the Effective Time (each, a “Current Employee”) base compensation, target annual cash incentive compensation opportunity and benefits, including severance benefits, that are at least as favorable as those provided by the Company to the Current Employees as of immediately prior to the Effective Time.

Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its subsidiaries, prior to the Effective Time to be taken into account for all purposes under the employee benefit plans, to the same extent as such service was taken into account immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or the funding thereof with respect to the same period of service. Without limiting the generality of the foregoing, Parent will not, and will cause the Surviving Corporation to not, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its subsidiaries, to give such Current Employees credit under such employee benefit plans for any eligible expenses incurred during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or the funding thereof with respect to the same period of service.

No provision of the Merger Agreement (i) prohibits Parent or the Surviving Corporation from amending or terminating any individual Company Plan or any other employee benefit plan, (ii) confers upon any director, Current Employee or service provider of the Company or any subsidiary or affiliate thereof any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or any affiliate thereof for any period of time, or will interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company or any subsidiary or affiliate thereof at any time for any reason whatsoever, with or without cause or (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or employee benefit plan. No Current Employee or any other individual employed by, or providing services to, the Company or its subsidiaries has any third-party beneficiary or other rights with respect to the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance. Parent and Purchaser will cause the surviving corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of the Company than are currently provided in the Company’s Certificate of Incorporation and Bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statutes of limitations applicable to such matters and (ii) six (6) years from the Effective Time. The surviving corporation will, as permitted under applicable Law, indemnify each current (as of the Effective Time) or former director or officer of the Company (together with each such person’s heirs, executor or adminstrators) against all obligations and expenses incurred in connection with any proceeding (prior to, at, or after the Effective Time). The Company will purchase a six (6)-year “tail” prepaid policy (effective from the Effective Time) on the directors’ and officers’ liability insurance policies with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time on terms and conditions at least as protective as the directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement. However, the surviving corporation will not be required to pay an aggregate annual premium for such insurance policies in excess of three hundred percent (300%) of the last annual premium paid by the Company for such coverage. Parent will, and will cause Purchaser, to maintain such policy for its full term and continue to honor the obligations thereunder. In addition, if the surviving corporation (or its successors or assigns) consolidate with or merge into any other entity or transfer all or a majority of its assets the proper provision will be made so that the successors or assigns of the surviving corporation assume these indemnification obligations.

Further Action; Efforts. Prior to the Effective Time, subject to the terms of the Merger Agreement, each of Parent, Purchaser and the Company will use reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement by or before the Outside Date, including to (i) make an appropriate filing of a notification and report form pursuant to the Hart-Scott-Rodino Act (the “HSR Act”) and all other filings required pursuant to applicable foreign Antitrust Laws as promptly as reasonably practicable and in any event prior to the expiration of any applicable legal deadline (which, in the case of the notification and report form pursuant to the HSR Act, such filing will be made within ten (10) business days after the date of the Merger Agreement) and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law.

Parent will, with the cooperation of the Company, be responsible for making any filing or notification required or advisable under the German and Austrian Antitrust Laws within fifteen (15) business days after the date of the Merger Agreement.

Parent, Purchaser and the Company will also consult and cooperate with one another, and provide to the each other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Parent, Purchaser or the Company in connection with proceedings relating to any Antitrust Laws. In addition, Parent will use its reasonable best efforts to, and will cause each of its subsidiaries and affiliates to use their reasonable best efforts to:

•

take all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”);

•	enable all waiting periods under applicable Antitrust Laws to expire; and

•	avoid or eliminate impediments under applicable Antitrust Laws asserted by any governmental entity, in each case, to cause the Merger to occur prior to the Outside Date.

Parent will not have any obligation to (or to cause any of its subsidiaries or affiliates or the Company to) offer, negotiate, commit to or effect any restrictions on the activities of Parent and its subsidiaries, (1) the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of the Parent and its subsidiaries (including the Company, Surviving Corporation and their respective subsidiaries), or (2) any other restrictions on the activities of Parent and its subsidiaries (including the Company, Surviving Corporation and their respective subsidiaries), other than, in each case, to the extent necessary to obtain the required approvals or clearances under the applicable Antitrust Laws required to consummate the Merger, such actions that would not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the business of the Company, Surviving Corporation and their respective subsidiaries.

Parent, Purchaser and the Company will cooperate in all respects with each other and will use their reasonable best efforts to contest and resist any action or proceeding that challenges the Offer or the Merger and to have vacated, lifted, reversed or overturned any order that prevents or restricts consummation of the Offer or the Merger.

The Company will use its reasonable best efforts to obtain any required third-party consents or waivers with respect to any contracts to which it or a subsidiary is a party; provided that neither the Company nor its subsidiaries will be required to pay, prior to the Effective Time, any consideration, or make any other accommodation, to any third-party to obtain any consent or waiver required with respect to any such contract.

Approval of Compensation Actions. Prior to the Acceptance Time, the compensation committee of the Company board of directors has taken or will take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, including certain compensation actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved.

Treatment of Certain Indebtedness. With respect to the Company’s 3.00% Convertible Senior Notes due 2021 (the “Convertible Notes”), Parent and the Surviving Corporation will cause the execution and delivery of a supplemental indenture, between the Company and U.S. Bank National Association (the “Trustee”), to the indenture relating to the Convertible Notes to provide for, among other things, the repurchase and conversion rights of the holders of the Convertible Notes pursuant to and in accordance with the terms and conditions of such indenture and the Merger Agreement and will take all necessary actions as may be required in accordance with such indenture and the Merger Agreement at and promptly following the Effective Time.

With respect to the (i) the Base Capped Call Confirmation, dated as of September 23, 2014, by and between the Company and Citibank, N.A., (ii) the Base Capped Call Confirmation, dated as of September 23, 2014, by and among the Company, Deutsche Bank AG, London Branch, and Deutsche Bank Securities Inc., acting solely as agent, (iii) the Additional Capped Call Confirmation, dated as of September 25, 2014, by and between the Company and Citibank, N.A. and (iv) the Additional Capped Call Confirmation, dated as of September 25, 2014, by and among the Company, Deutsche Bank AG, London Branch, and Deutsche Bank Securities Inc., acting solely as agent (collectively, the “Capped Call Transactions”), the Company will cooperate with Parent at Parent’s reasonable request in connection with any discussions, negotiations or agreements with Citibank, N.A., Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc., any of their respective affiliates or any other person. The Company will also keep Parent fully informed of all such discussions and negotiations and take all such other actions as may be required pursuant to the terms of the Capped Call Transactions.

Loan Agreement. At the Effective Time, the Surviving Corporation and Parent will take all necessary action to comply with all obligations of the Company and its subsidiaries pursuant to that certain Loan Agreement, dated as of November 21, 2017, by and among the Company, as borrower, TESARO Securities Corporation, Biopharma Credit PLC, as collateral agent, and Biopharma Credit Investments IV Sub LP., as lender, as amended by that certain First Amendment, dated as of February 7, 2018 (as amended, the “Loan Agreement”), including: (i) delivering notice of a change of control to the collateral agent and (ii) prepaying the term loans.

Stockholder Litigation. The Company will promptly notify and keep informed Parent of any litigation relating to the Merger Agreement and the transaction contemplated thereby. Parent will have the right to participate in such litigation and the Company will consult with each Parent regarding the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to the Offer. The Company will not settle any stockholder litigation without the prior written consent of Parent, subject to certain exceptions.

Other Covenants and Agreements. The Merger Agreement contains certain other covenants and agreements, including covenants described below:

•	Parent and the Company will obtain the approval of the other party prior to making any public statement relating to the transaction contemplated by the Merger Agreement, subject to certain exceptions.

•

The Company will promptly notify Parent in writing (and in any event within five (5) business days) upon its receipt of certain letters or notices from the applicable regulatory agencies relating to its operation, products or violation of applicable health laws and permits. The Company will consult with Parent and consider in good faith Parent views prior to responding thereto.

•

Parent and the Company will promptly notify the other party of an event that (i) has had or would be reasonably likely to result in a Material Adverse Effect or (ii) is reasonably likely to result (a) in the failure of any of the conditions set forth in the Merger Agreement as described below under “Conditions of Merger” and in Section 15 – “Conditions of the Offer” to be satisfied by the Outside Date, or (b) prevent or materially delay the consummation of the transaction contemplated by the Merger Agreement (including the receipt of any notice form a third-party alleging that consent is required in connection with the transaction contemplated by the Merger Agreement) or the receipt of any notice or other communication from any governmental authority or any securities market in connection with the transaction contemplated by the Merger Agreement.

•	Parent or Purchaser has no right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time.

Conditions of Merger. The respective obligations of each of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)

No order, injunction or degree issued by any governmental entity of competent jurisdiction preventing or prohibiting the consummation of the Merger will be in effect. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits or makes illegal the consummation of the Merger; and

(b)	Purchaser has irrevocably accepted to purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, as follows:

•	by mutual written consent of Parent, Purchaser and the Company;

•	by either Parent or the Company if:

•

any governmental entity of competent jurisdiction has issued a final judgment, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the terms of this sub-bullet are not available to any of Parent, Purchaser or the Company unless they have complied in all material respects with their obligations under the regulatory covenant of the Merger Agreement in respect of such judgment and such final and non-appealable judgment was not due to a material breach of the breaching party’s covenants or other obligations under the Merger Agreement;

•

the Acceptance Time has not occurred on or prior to the date that is one hundred twenty (120) days after the date of the Merger Agreement (the “Outside Date”); provided, however, that if as of such date, the Offer Condition set forth in Paragraph 1(b) of Section 15 – “Conditions of the Offer” is not satisfied but all of the other Offer Conditions will have been satisfied or waived (other than the delivery of the officer certificate referenced in Paragraph 2(c) of Section 15 – “Conditions of the Offer,” which certificate only needs to be capable of being delivered) and the Offer Condition set forth in Paragraph 1(b) of Section 15 – “Conditions of the Offer” remains capable of being satisfied or waived, then the Outside Date may be extended by Parent or the Company until the date that is sixty (60) days after the initial Outside Date (and such date will then be the Outside Date); provided, however, that this termination right is not available to any of Parent, Purchaser or the Company if the failure to satisfy the condition set forth in Paragraph 1(b) of Section 15 – “Conditions of the Offer” on or before the Outside Date was due to a material breach of their covenants or other obligations under the Merger Agreement (any termination under the circumstances described in this sub-bullet, an “Outside Date Termination”); or

•

if the Offer, as it may have been extended and re-extended in accordance with the Merger Agreement, expires as a result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms and the Merger Agreement without Purchaser having accepted for purchase any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this sub-bullet will not be available to any of Parent, Purchaser or the Company whose breach of the Merger Agreement has been the primary cause or primarily resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer pursuant to its terms without Purchaser having accepted for purchase any Shares validly tendered (and not withdrawn) pursuant to the Offer (any termination under the circumstances described in this sub-bullet, a “Failure to Satisfy Offer Condition”);

•	by the Company if:

•

(i) Purchaser fails to timely commence the Offer in violation of the Merger Agreement, (ii) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer or (iii) there has been a breach of any covenant or agreement made by Parent or Purchaser in the Merger Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Parent Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Purchaser of written notice from the Company in this respect or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (provided that the Company may not terminate the Merger Agreement pursuant to this sub-bullet if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement); or

•

the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the Term of the Merger Agreement; provided that (i) such Superior Proposal did not result from a material breach of the terms of the acquisition proposal section of the Merger Agreement and (ii) prior to or concurrently, and as a condition to the effectiveness of such termination, the Company has paid to Parent the termination fee due pursuant to the Merger Agreement (any termination under the circumstances described in this sub-bullet, a “Superior Proposal Termination”).

•	by Parent if:

•

there has been a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Merger Agreement and such breach or inaccuracy gives rise to a failure of the condition set forth in Paragraph 2(b) of Section 15 – “Conditions of the Offer,” and such breach is not capable of being cured within thirty (30) days following receipt by the Company of written notice in that respect or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (provided that Parent may not terminate the Merger Agreement pursuant to this sub-bullet if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement) (any termination under the circumstances described in this sub-bullet, a “Breach of Covenant Termination”);

•

the Company Board or any committee thereof effects a Change of Board Recommendation (any termination under the circumstances described in this sub-bullet, a “Change of the Board Recommendation Termination”);

•

the Company or any subsidiary of the Company enters into an Alternative Acquisition Agreement (any termination under the circumstances described in this sub-bullet, an “Alternative Acquisition Agreement Termination”); or

•

the Company commits a Willful Breach of the Non Solicit Actions of the acquisition proposal section of the Merger Agreement (any termination under the circumstances described in this sub-bullet, a “Willful Breach Termination”).

Effect of Termination. If the Merger Agreement is terminated pursuant to this Termination Section, the Merger Agreement (other than certain specified sections) will become void and of no effect with no liability on the part of Parent, Purchaser or the Company (or any of their respective Representatives), provided, however, that no such termination will relieve any person of any liability for damages resulting from an intentional action or omission intentionally taken or omitted to be taken that the breaching party took (or failed to take) with knowledge that such intentional act or omission would result or reasonably be expected to result in a material breach of the Merger Agreement (a “Willful Breach”). Parent will cause the Offer to be terminated immediately after any termination of the Merger Agreement.

•	In the event that:

•	(i) the Merger Agreement is terminated by the Company in the event of a Superior Proposal Termination;

•	(ii) the Merger Agreement is terminated by Parent in the event of a Change of the Board Recommendation Termination or an Alternative Acquisition Agreement Termination; or

•

(iii) (A) Parent or the Company terminates the Merger Agreement pursuant to the Outside Date Termination or a Failure to Satisfy Offer Condition or (B) Parent terminates the Merger Agreement pursuant to a Breach of Covenant Termination or a Willful Breach Termination then; in the case of either (A) or (B) of this sub-bullet, if (i) at or prior to the date the Merger Agreement is terminated pursuant to its terms, an Acquisition Proposal has been publicly announced and not thereafter publicly withdrawn prior to the date on which the Merger Agreement is terminated and (ii) within twelve (12) months after the date on which the Merger Agreement is terminated, the Company or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal as described in clause (i) of this sub-bullet), then the Company will pay Parent a termination fee of $162,500,000 (the “Company Termination Fee”). For purposes of determining whether the Company Termination Fee described in this paragraph is payable under the Merger Agreement, “Acquisition Proposal” will have the meaning set forth above under “Acquisition Proposals,” except that references to twenty-five percent (25%) in the definition will be replaced by reference to fifty percent (50%).

Any payment of the Company Termination Fee required to be made (1) pursuant to clause (i) above will be paid concurrently with such termination, (2) pursuant to clause (ii) above will be paid no later than two (2) business days after that termination and (3) pursuant to clause (iii) above will be payable to Parent upon consummation of the transaction referenced therein. The Company will not be required to pay the Company Termination Fee more than once.

Except in the case of an intentional misrepresentation of a material fact by the Company with knowledge of its falsity and upon which Parent and Purchaser reasonably relied or a Willful Breach of the Merger Agreement by the Company, in the event the Company Termination Fee payable pursuant to the above is paid to Parent, Parent’s right to receive the Company Termination Fee is the sole and exclusive remedy of Parent and Purchaser in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations, or warranties in the Merger Agreement.

If the Company fails to promptly pay the Company Termination Fee and, Parent or Purchaser commences a suit in order to collect such payment that results in a judgment against the Company for the amount of the Company Termination Fee, the Company will pay to Parent or Purchaser interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Specific Performance. Parent, Purchaser and the Company have agreed that, in the event of any breach of the Merger Agreement, irreparable harm would occur that monetary damages could not make whole. Parent, Purchaser and the Company further agreed that they will be entitled to specific performance in addition to any other remedy to which they are entitled at law or in equity.

Expenses. Except as otherwise provided therein, each of Parent, Purchaser and the Company will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

Amendment and Waiver. The Merger Agreement may not be amended except by an instrument in writing signed by Parent, Purchaser and the Company prior to the Acceptance Time. At any time prior to the Acceptance Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may, pursuant to an instrument in writing signed by Parent, Purchaser and the Company, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or any documents related thereto and (c) subject to the requirement of applicable law, waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition may only be waived by Parent or Purchaser with the prior written consent of the Company.

Governing Law. The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state. Parent, Purchaser and the Company have agreed expressly and irrevocably to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United

States District Court for the District of Delaware, in the event any dispute arises out of the Merger Agreement, the Offer, the Merger or the actions of Parent, Purchaser or the Company in the negotiation, administration, performance and enforcement in connection with the Merger Agreement.

Offer Conditions. The Offer Conditions are described in Section 15 – “Conditions of the Offer.”

Tender and Support Agreements

The following is a summary of the material provisions of the Tender and Support Agreements (as described below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) of the Schedule TO and are incorporated herein by reference. For a complete understanding of the Tender and Support Agreement, you are encouraged to read the full text of the form of Tender and Support Agreement.

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement dated December 3, 2018 (each, a “Tender and Support Agreement,” and collectively, the “Tender and Support Agreements”) with each of Mary Lynne Hedley, Ph.D., New 15 Opportunity Fund, L.P., Leon O. Moulder, Jr., KPCB Holdings, Inc. and New Enterprise Associates 13, L.P. (each a “Supporting Stockholder”).

As of December 10, 2018, the Supporting Stockholders collectively directly or indirectly own approximately 25.7% of all Shares issued and outstanding. Parent expressly disclaims beneficial ownership of all Shares covered by the Tender and Support Agreements.

The Tender and Support Agreement provides that, no later than ten (10) business days after the commencement of the Offer, each Supporting Stockholder will tender into the Offer all of the outstanding Shares beneficially owned by such Supporting Stockholder and any Shares subsequently acquired by such Supporting Stockholder (collectively, the “Subject Shares”). Each Supporting Stockholder agreed not to withdraw its Subject Shares unless its Tender and Support Agreement has been terminated.

Each Tender and Support Agreement also provides that, in connection with any meeting of stockholders of the Company, or any action by written consent, the applicable Supporting Stockholder will vote all of the Subject Shares against any Acquisition Proposal, or other proposal, action, agreement or transaction involving the Company that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely effect, or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

The Supporting Stockholder, solely in its capacity as a stockholder of the Company, will not and will instruct its Representatives not to:

•

directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing non-public information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that, in each case, constitutes or is intended to lead to an Acquisition Proposal;

•

directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person making an Acquisition Proposal, or such person’s representatives, with respect to an Acquisition Proposal (other than solely in response to an inquiry, proposal or offer by a person to refer such person to the restrictions of the Merger Agreement and this provision of the Tender and Support Agreement so long as the discussion or response is limited to such referral); or

•

provide any non-public information or afford access to the properties of the Company or its subsidiaries, or take any other action to assist or knowingly encourage or knowingly facilitate, any effort by any person

(other than Parent, Purchaser, or any designees of Parent or Purchaser) in a manner that is intended to lead to an Acquisition Proposal or in connection with or in response to any inquiry, offer or proposal that constitutes an Acquisition Proposal.

The Tender and Support Agreements will terminate automatically upon the first to occur of (a) the termination of the Merger Agreement, (b) the Effective Time, (c) the entry of Parent or Purchaser, without the prior written consent of the applicable Supporting Stockholder, into any amendment or modification of the Merger Agreement that (i) results in any decrease to the Offer Price or Merger Consideration or (ii) materially increases the obligations or liabilities of such Supporting Stockholder under its Tender and Support Agreement, or (d) the termination of the Tender and Support Agreement by written notice from Parent to such Supporting Stockholder.

Exclusivity Agreement

Parent and the Company entered into a letter agreement dated November 23, 2018 (the “Exclusivity Agreement”), with respect to exclusive discussions between Parent and the Company regarding a possible strategic business combination. Under the terms of the Exclusivity Agreement, the Company agreed to not, to cause its subsidiaries not to, and to instruct its representatives not to:

(a)	initiate, solicit or knowingly encourage or knowingly facilitate the submission of any Alternative Transaction (as defined in the Exclusivity Agreement);

(b)	engage in negotiations with respect to any Alternative Transaction; or

(c)	provide any non-public information to any person or entity (other than Parent or a designee of Parent) in connection with any Alternative Transaction until the earlier of (i) 11:59 p.m. Eastern Time on December 2, 2018, (ii) such earlier date on which Parent and the Company enters into a definitive written transaction agreement, (iii) such earlier date on which Parent notifies the Company that it is terminating all negotiations with respect to, or otherwise does not wish to proceed with, a transaction and (iv) such earlier date on which Parent makes a proposal in respect of a transaction that values the Shares at less than $75.00.

This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the letter agreement, which is filed as Exhibit (d)(6) of the Schedule TO and is incorporated herein by reference.

Mutual Non-Disclosure Agreement

GSK LLC and the Company entered into a Mutual Non-Disclosure Agreement dated August 8, 2018 (as amended on November 8, 2018, the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, the Company and Parent agreed not to (i) use any confidential information of the other party for any purpose other than to engage in discussions regarding a potential commercial or development relationship in connection with certain assets of the Company, including the potential for Parent to make an equity investment in securities of the Company or (ii) disclose any such confidential information to any third-party or to their employees, in each case, subject to certain exceptions. Parent also agreed to certain “standstill” provisions, which became applicable on August 8, 2018, and terminated when the Company publicly announced the signing of the Merger Agreement on December 3, 2018.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

3-Way Non-Disclosure Agreement

On November 15, 2018, the Company, GSK LLC and Ajinomoto Althea, Inc. DBA Ajinomoto Bio-Pharma Services (“ABPS”) entered into a 3-Way Non-Disclosure Agreement (the “Non-Disclosure Agreement”). The Non-Disclosure Agreement was entered into for the purpose of allowing GSK LLC to engage in background due diligence with ABPS regarding its sterile cGMP fill/finish services. Under the terms of the Non-Disclosure Agreement, the Company, GSK LLC and ABPS agree not to disclose any confidential information of each of the other parties to any third-party or to any of the Company, GSK LLC or ABPS’s employees except to their representatives who have a specific need to know such information in order to advise for the stated purpose in the Non-Disclosure Agreement and who are bound by written obligations of confidentiality and restrictions on use that cover such confidential information.

This summary of the Non-Disclosure Agreement is only a summary and is qualified in its entirety by reference to the 3-Way Non-Disclosure Agreement, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.

12.	Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares of the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The Company Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, declared advisable and adopted the Merger Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, Purchaser will not seek approval of the Company remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if Purchaser consummates the Offer, Purchaser is required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Following the Merger, the Company will be an indirect wholly-owned subsidiary of Parent and a direct subsidiary of GSK LLC. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing the development of the Company’s potential in conjunction with the existing businesses of Parent.

Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company, (iii) any material change in the Company’s capitalization or dividend policy, (iv) any other material change in the Company’s corporate structure or business, (v) any change to the board of directors or management of the Company, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser and the Company will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the outstanding Shares will be held by Parent.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, the Company does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Parent will seek to cause the listing of Shares on Nasdaq to be discontinued as soon after the consummation of the Merger as the requirements for termination of the listing are satisfied.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act and other factors.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Reporting Obligations and Registration Under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by three hundred (300) or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to

Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend to cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.	Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not, and will not cause any subsidiary of the Company to, declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company (other than dividends and distributions of cash by a direct or indirect wholly-owned subsidiary of the Company to its parent).

15.	Conditions of the Offer

1.    Purchaser shall not be required to accept for payment or to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer, unless, immediately prior to the expiration of the Offer on the then applicable Expiration Date:

(a)

there shall have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”), and not validly withdrawn prior to the Expiration Date, that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least one share more than fifty percent (50%) of all Shares outstanding as of the consummation of the Offer (including Shares issuable in respect of the Company Stock Options that have satisfied all of the requirements for exercise and outstanding restricted or unrestricted stock units of the Company that have vested, in each case, prior to the Expiration Date) (the “Minimum Tender Condition”); and

(b)

any applicable (i) waiting period under the HSR Act has expired or been terminated and (ii) approval or deemed approval under the Antitrust Laws of the Federal Republic of Germany and the Republic of Austria in respect of the transactions contemplated by the Merger Agreement has been obtained.

2.    Additionally, Purchaser is not required to accept for payment or to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the expiration of the Offer on the then applicable Expiration Date, any of the following conditions exist:

(a)	there has been any law or judgment issued by any governmental entity that is then in effect that restrains, enjoins or otherwise prohibits the making or consummation of the Offer or the Merger;

(b)

(i) the Company has breached or failed to comply in any material respect with any of its agreements or covenants to be performed or complied with by it under the Merger Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, and such breach or failure to comply has not been waived in writing by Parent or Purchaser; (ii) the representations and warranties made by the Company in the Merger Agreement (other than the representations and warranties relating to the Company’s organization, capitalization, authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and to consummate the transactions as contemplated by the Merger Agreement, absence of a Material Adverse Effect from January 31, 2018 through the date of the Merger Agreement, and financial advisors) that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date, and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect”) has not had, individually or in the aggregate, a Material Adverse Effect; (iii) the representations and warranties made by the Company in the Merger Agreement relating to the Company’s organization, authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and to consummate the transactions as contemplated by the Merger Agreement, and financial advisors are not true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect”) in all material respects as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct in all material respects as of such earlier date); (iv) the representations and warranties made by the Company in the Merger Agreement relating to the Company’s capitalization are not true and correct in all respects, other than in de minimis respects, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, other than in de minimis respects, as of such earlier date) or (v) the representation and warranty made by the Company in the Merger Agreement relating to the Company’s absence of a Material Adverse Effect from January 31, 2018 through the date of the Merger Agreement is not true and correct in all respects at such time;

(c)

the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in foregoing clause (b) and clause (d) below have been satisfied as of the Expiration Date;

(d)	since the date of the Merger Agreement, there has occurred a Material Adverse Effect; or

(e)	the Merger Agreement has been terminated pursuant to its terms.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Parent and Purchaser are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by Purchaser’s acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, Parent and Purchaser currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, Parent and Purchaser do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 – “Conditions of the Offer.”

Antitrust Compliance

United States

Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the FTC), certain transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Parent and the Company will file their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on or before December 17, 2018 relating to the proposed acquisition of the Company.

Under the HSR Act, Purchaser’s purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire fifteen (15) days after Parent and the Company have filed their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division. However, the initial waiting period may be terminated prior to such date and time by the FTC, or Purchaser and the Company may receive a request for additional information and documentary material from either the FTC or the Antitrust Division prior to such expiration (a “Second Request”). If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of ten (10) days, after the date on which Purchaser has substantially complied with the Second Request; complying with a Second Request can take a significant period of time. If the ten (10)-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. The FTC or the Antitrust Division may terminate the additional ten (10)-day waiting period before its expiration.

At any time before or after the consummation of the Merger, the DOJ, FTC, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Foreign Approvals

Under the German Act against Restraints of Competition (“GWB”) and the Austrian Cartel Act (“CA”) (including the related rules and regulations that have been promulgated thereunder) certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by, and the necessary approvals have been received from, the German Federal Cartel Office (“FCO”) and the Federal Competition Authority of Austria (“FCA”), respectively, or any applicable waiting periods have expired.

Parent will file with the FCO and FCA on or before December 24, 2018. Under the GWB, the Phase 1 review period for Purchaser’s purchase of the Shares pursuant to the Offer will expire on one month after the date of filing, and under the CA, the Phase I review period will expire on 4 weeks after the date of the filing. However, if the FCO were to initiate a Phase II review, that review could take an additional three (3) months, with the potential for an extension with the consent of the parties; if the Austrian Cartel Court were to initiate a Phase II, that review could take an additional five (5) months, with the potential for an extension of one (1) month.

The FCO and the FCA frequently scrutinize the legality of transactions like the Offer and the Merger, and could require that Purchaser offer commitments, including the divestiture of certain assets, or could prohibit the transaction. Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent and the Company believe that neither the purchase of

Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate German or Austrian antitrust laws. Nevertheless, neither Parent nor the Company can be certain that either or both of the FCO and Austrian Cartel Court might raise objections to the Offer or the Merger on antitrust grounds, or, if such objections are raised, what the result will be. Although there is no assurance that the FCO and FCA will not raise objections to the Offer or the Merger on antitrust grounds, or if such objections are raised, what the result will be, we do not expect them to do so.

State Takeover Law

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire fifteen percent (15%) or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board unanimously approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 – “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by Purchaser. Parent, GSK LLC and Purchaser believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) neither Parent, GSK LLC or Purchaser were, at the time the Merger Agreement was executed, and each is not, an affiliate of the Company for purposes of the Exchange Act, (ii) Parent, GSK LLC and Purchaser anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer) and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company’s stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

17.	Appraisal Rights

No appraisal rights are available to the holders of Shares who tender such Shares in connection with the Offer. If the Offer and Merger are consummated, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL, provided that such holder has not failed to perfect or has not otherwise waived, withdrawn or lost his, her or its right to appraisal under Section 262 of the DGCL with respect to such Shares or a court of competent jurisdiction has not determined that such holder is not entitled to the relief provided by Section 262 of the DGCL, will not be converted into a right to receive the Merger Consideration, but instead, at the Effective Time, will no longer be outstanding and will automatically be cancelled and cease to exist and the holders of such Shares will cease to have any rights with respect thereto except the right to payment of the fair value of such Shares in accordance with Section 262 of the DGCL.

Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining the “fair value” of any Shares, the court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise their appraisal rights under Section 262 in connection with the Merger, such stockholder must do all of the following:

(a)

prior to the later of the consummation of the Offer and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

(b)	not tender such stockholder’s Shares in the Offer; and

(c)	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.	Fees and Expenses

Purchaser has retained Innisfree M&A Incorporated to be the Information Agent, Computershare Trust Company, N.A. to be the Depositary and PJT Partners LP and Merrill Lynch, Pierce, Fenner & Smith, Incorporated to be the Dealer Managers. The Dealer Managers and the Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request a broker, dealer, commercial bank, trust company or other nominee to forward materials relating to the Offer to beneficial owners of Shares.

Each of the Dealer Managers will be reimbursed for its reasonable documented expenses and will be indemnified against certain liabilities and expenses in connection with the services provided by it as a dealer manager for the Offer.

None of Parent or Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker, dealer, commercial bank, trust company or other nominee, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered broker, dealer, commercial bank, trust company or other nominee licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker, dealer, commercial bank, trust company or other nominee, the Offer will be deemed to be made on behalf of Purchaser by one or more registered broker, dealer, commercial bank, trust company or other nominee licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee will be deemed to be the agent of Parent, Purchaser, the Depositary, the Dealer Managers or the Information Agent for the purposes of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the

Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.

ADRIATIC ACQUISITION CORPORATION

December 14, 2018

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF GLAXOSMITHKLINE PLC

GLAXOSMITHKLINE PLC

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years of each of the members of the board of directors and each executive officer of GlaxoSmithKline plc. Unless otherwise noted, the current business address of each person identified below is 980 Great West Road, Brentford, Middlesex, TW8 9GS, England. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Sir Philip Hampton Citizen of Great Britain	Non-Executive Chairman and Director	Chairman, GlaxoSmithKline plc

Deputy Chairman, GlaxoSmithKline plc (2015—2015)

Chair, Hampton-Alexander Review on FTSE Women Leaders (present)

Member, Advisory Board of the Mentoring Foundation (present)

Director, Anglo-American plc (November 2009—2018)

Chairman (Remuneration Committee), Anglo-American plc (December 2009—2018)

Member (Audit Committee), Anglo-American plc (December 2009—2018)

Senior Independent Director, Anglo-American plc (April 2014—2018)

Member, Advisory Board of the Chairman Mentors International (until December 2016)

Director, the Royal Bank of Scotland Group plc (2009—2015)

Chairman (Nominations Committee), the Royal Bank of Scotland Group plc (until August 2015)

Chairman of the Board, the Royal Bank of

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Scotland Group plc (until August 2015)

Member (Capital Resolution Board Oversight Committee), the Royal Bank of Scotland Group plc (until August 2015)

Director, National Westminster Bank plc (2009—2015)

Director, NatWest Markets plc (2009—2015)

Manvinder Singh Banga Citizen of Great Britain Cleveland House, 33 King St., London, SW1Y 6RJ, United Kingdom	Senior Non-Executive Director	Operating Partner, CD&R LLP

Non-Executive Director, Confederation of British Industry (March 2017—present)

Director, High Ridge Brands (May 2016—present)

Member, Governing Board, Indian School of Business, Hyderabad (2002—present)

Member, Indo UK CEO Forum (November 2015 —present)

Chairman, Kalle GmbH (June 2016—present)

Director, Kedaara Capital Investment Managers Limited (2012—present)

Director, Kedaara Capital I Limited (2012—present)

Director, Kedaara Holdings Limited (2012—present)

Trustee (Chair of Board of Trustees), Marie Curie (January 2018—present)

Director, Parksons Packaging Limited (2015—present)

Member of Advisory Board, The Holdingham International Advisory

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Board (December 2010—present)

Chair, The Karta Initiatives (February 2017—present)

Director (Trustee), Thomson Reuters Foundation (November 2014—present)

Director, B&M European Value Retail HoldCo 1 Ltd (B&M Stores) (2013—2014)

Chairman, Confederation of British Industry (CBI) Economic Growth Board (until 2016)

Director, Confederation of Indian Industry (until 2004)

Council Member, Prime Minister’s Council, Indian Prime Minister’s Council on Trade & Industry (2004—2014)

Senior Independent Director, Marks & Spencer Group plc (2011—2018)

Chairman of the Supervisory Board, Mauser Group (2014—2017)

Non-Executive Director, Thomson Reuters Corporation (2009—2016)

Dr. Vivienne Cox Citizen of Great Britain 27 Av. Du General Leclerc 92660 Boulogne Billancourt, France	Director	Chairman, Vallourec SA

Chairman, Vallourec SA (2011—present)

Director, African Leadership Institute (October 2017—present)

Non-Executive Director, Department for International Development (2010—present)

Vice President, Energy Institute (present)

Patron, Hospice of St. Francis (2005—present)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Advisory Board Member, Montrose Associates (July 2014—present)

Senior Independent Director, Pearson plc (January 2012—present)

Chairman, The Rosalind Franklin Institute (November 2018—present)

Director (Non-Executive), Stena AB (April 2017—present)

Commissioner, Airport Commission (2012—2015)

Non-Executive Director, BG Group Limited (2012 —2016)

Director, The Climate Change Organisation (The Climate Group) (2010—2015)

Non-Executive Director, Rio Tinto plc (2005—2014)

Non-Executive Director, Stena International Sarl. (2014—2017)

Lynn Elsenhans	Non-Executive Director	Retired

Non-Executive Director, Baker Hughes, a GE Company (July 2017—present)

Director (Non-Executive), McKinsey & Company (Women in Energy) (September 2018—present)

Director, Saudi Aramco (April 2018—present)

Director, Texas Medical Center (2004—present)

Advisory Board Member, Baker Institute of Public Policy (Rice University) (June 2012—present)

Director (Non-Executive), Baker Hughes Incorporated (2012—2017)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Member, Business Committee of the Arts Advisory Council (2010—2014)

Non-Executive Director, First Tee of Greater Houston (2012—2017)

Director, Flowserve (2014—2017)

Member, GLG Network (2014—2016)

Member of the Advisory Board, Huntsman Lion Capital Partners (2013—2016)

Member, Jones Graduate School of Management at Rice University – Overseer (2004—May 2017)

Board of Trustees Member, Rice University (2011—2015)

Trustee, United Way of Greater Houston (2013—2018)

Dr. Laurie Glimcher	Non-Executive Director	President & CEO & Attending Physician, Dana Farber Cancer Institute

Scientific Advisory Board Member, America Asthma Foundation (present)

Professor of Medicine, Harvard University (1990—present)

Scientific Advisory Board Member, National Cancer Institute (2012—present)

Scientific Steering Committee, Parker Institute for Cancer Immunotherapy (2017—present)

Co-Founder & SAB Chair, Quentis Therapeutics (2016—present)

Scientific Advisory Board Member, Repare

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Therapeutics (June 2017—present)

Scientific Advisory Board Member, Abpro (2006—present)

Non-Executive Director, Waters Corporation (1997—present)

Non-Executive Director, Bristol-Myers-Squibb (1997—2017)

Trustee, Cornell University (2012—2016)

Trustee, Economic Club of New York (2015—2016)

Scientific Advisory Board Member, Healthcare Ventures (2000—2016)

Trustee, Memorial Sloan Kettering Cancer Center (2013—2015)

Trustee, New York Blood Center (2013—2015)

Non-Executive Director, Weill Cornell Medical College (2012—2016)

Dr. Jesse Goodman	Non-Executive Director	Professor of Medicine and Infectious Diseases, Director, Center on Medical Product Access, Safety and Stewardship (COMPASS), Georgetown University Medical Center

Regulatory Working Group Member, Coalition of Epidemic Preparedness Innovations (CEPI) (September 2016—present)

Attending Physician, Infectious Diseases, Georgetown University (present)

Board Member, Intellia Therapeutics (October 2018—present)

Attending Physician, Infectious Diseases, The Walter Reed National Military Medical Center (September 2011—present)

President and Board Member, United States Pharmacopeia – Board of Trustees (2015—present)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Attending Physician, Washington DC VA Medical Center (present)

Chief Scientist and Deputy Commissioner, Science and Public Health, Food and Drug Administration (2009—2014)

Attending Physician, Infectious Diseases, NIH Clinical Center (2002—2014)

Judy Lewent	Non-Executive Director	Non-Executive Director, GlaxoSmithKline plc

Member, American Academy of Arts and Sciences (2004—present)

Life Member, Massachusetts Institute of

Technology Corporation (2000—present)

Director, Motorola Solutions Inc (January 2011—present)

Trustee & Chairperson, Rockefeller Family Trust (1996—present)

Non-Executive Director, Thermo Fisher Scientific, Inc (July 2008—present)

Advisor on the Board, TwoXAR (2017—present)

Audit Committee Chair, Rockefeller Financial Services (until February 2018)

Consultant for the Trustees, Beacon Trust (until July 2015)

Non-Executive Director, Mundipharma International Limited (until December 2014)

Non-Executive Director, Napp Pharmaceutical Holdings Limited (until December 2014)

Non-Executive Director, Purdue Pharma Inc (until December 2014)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Urs Rohner Citizen of Switzerland Paradeplatz 8, Zurich, Switzerland 8027	Non-Executive Director	Chairman, Credit Suisse Group

Member (Board of Trustees), Avenir Suisse (2012—present)

Board Member, Credit Suisse (Schweiz) AG (2015—present)

Member of the Innovation and Technology Committee, Credit Suisse Group (2015—present)

Director, Credit Suisse AG (April 2009—present)

Director, Credit Suisse Foundation (2006—present)

Chairman & Director, Credit Suisse Group AG (April 2009—present)

Chairman (Governance Committee), Credit Suisse Group AG (present)

Chairman & Member of the Board of Trustees, Credit Suisse Research Institute and Credit Suisse Foundation (present)

Director, Credit Suisse Services AG (February 2017—present)

Board Member, Economiesuisse (2011—present)

Member, European Banking Group (present)

Member, European Financial Services Round Table (present)

Member of Board of Directors, Institut International d’Etudes Bancaires (2009—present)

Member of Board of Directors, Institute for Management Development Foundation (2012—present)

Member of Board of Directors, Institute of International Finance (2009—present)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Member, International Business Leaders Advisory Council of Mayor of Beijing (2011—present)

Member (Board of Trustees), Lucerne Festival (2010—present)

Chairman, Savoy Hotel Baur en Ville (2013—present)

Vice-Chairman of the Governing Board, Swiss Bankers Association (2014—present)

Director, Swiss Finance Council (2013—present)

Chairman of Advisory Board of Department of Economics, University of Zurich (present)

Member (Board of Trustees), Alfred Escher Foundation (2011—2016)

Co-Chair of International Advisory Board, Moscow International Financial Center (until 2015)

Member of Expert Committee, Swiss Federal Council (until 2015)

Director, Zurich Opera House AG (2005—2013)

Emma Walmsley Citizen of Great Britain	Director and Chief Executive Officer	Chief Executive Officer, GlaxoSmithKline plc

Chief Executive Officer – Designate, GlaxoSmithKline plc (2016—2017)

Corporate Executive Team Member, GlaxoSmithKline plc (2011—present)

Member of Board of Fellows, Stanford University (May 2018—present)

Co-Chair – Retail and Life Sciences Council,

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Stanford University (November 2018—present)

Chairman, GlaxoSmithKline Consumer Healthcare Holdings Limited (2017—2018)

Chief Executive Officer, GlaxoSmithKline Consumer Healthcare Holdings Limited (2015—2017)

Non-Executive Director, Diageo Plc (2016—2016)

Simon Dingemans Citizen of Great Britain	Director and Chief Financial Officer	Chief Financial Officer, GlaxoSmithKline plc

Director & Trustee, Donmar Warehouse Projects Limited (June 2018—present)

Director, Donmar Productions Limited, June 2018—present)

President, GlaxoSmithKline Capital Inc. (March 2011—present)

Director, GlaxoSmithKline Capital plc (April 2011—present)

Director, GlaxoSmithKline Finance plc (April 2011—present)

Director, Grenofen Investments Limited (April 2013—present)

President, GlaxoSmithKline Holdings (Americas) Inc (April 2011—present)

Member, National Theater – Corporate Development Council (2010—2016)

Chairman, FTSE 100 Group of Finance Directors (2014—2017)

Deputy Chairman, FTSE 100 Group of Finance Directors (2017—2017)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Deputy Chairman, FTSE 100 Group of Finance Directors (2013—2014)
Dr. Hal V. Barron 259 East Grand Avenue, 5th Floor, Suite 1, South San Francisco, CA 94080	Director, Chief Scientific Officer and President, R&D	Chief Scientific Officer and President, R&D, GlaxoSmithKline plc

President, Adriatic Acquisition Corporation (December 2018—present)

Associate Adjunct Professor, Epidemiology & Biostatistics, University of California, San Francisco (present)

Non-Executive Director and Chair of the Science & Technology Committee, Juno Therapeutics Inc. (2014—2018)

Executive Vice President, Global Product Development & CMO Genentech/Roche (2009—2013)

Non-Executive Director, Compensation Committee of Alexza Pharmaceuticals Inc (2007—2013)

Non-Executive Director, Scientific Advisory Board, Grail Inc (until 2018)

President, Research and Development, Calico Labs (2013—2017)

Advisory Board, Verily Life Sciences LLC (until 2018)

Roger Connor Citizen of Great Britain	President, Global Vaccines	President, Global Vaccines, GlaxoSmithKline plc	Director A, GlaxoSmithKline Consumer Healthcare Holdings Limited (2017—2018) Trustee & Director A, The Productivity Group (2017—2018)
James Ford Citizen of the United States and Great Britain	Senior Vice President and General Counsel	Senior Vice President and General Counsel, GlaxoSmithKline plc	Senior Vice President Global Ethics & Compliance (2013—2014)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Vice President, Block Drug Company, Inc. (2008—2014)

Vice President, Block Drug Corporation (2010—2014)

Vice President, GlaxoSmithKline Consumer Healthcare L.L.C. (2010—2014)

Vice President, GlaxoSmithKline Consumer Healthcare, L.P. (2010—2014)

Director, Sino-American Tianjin Smith Kline & French Laboratories Limited (2011—2014)

Nick Hirons Citizen of Great Britain and the United States	Senior Vice President, Global Ethics and Compliance	Senior Vice President, Global Ethics & Compliance, GlaxoSmithKline plc	Member, Business Disability International (2016—2017)
Brian McNamara	Chief Executive Officer, GSK Consumer Healthcare	Chief Executive Officer, GSK Consumer Healthcare, GlaxoSmithKline plc

Board Member, World Self-Medication Industry (March 2013—present)

Chairman, World Self-Medication Industry (January 2017—present)

Director A, GlaxoSmithKline Consumer Healthcare Holdings Limited (March 2015—present)

Trustee & Director, Treloar Trust Charity (March 2017—present)

Board Member, The Consumer Goods Forum (March 2018—present)

Director, GSK Consumer Healthcare S.A. (August 2012—present)

Member, Aim – European Brands Association (2015—2016)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
President, GSK Consumer Health Inc (2015—2016) Executive, Novartis (2004—2015)
Luke Miels Citizen of the Commonwealth of Australia	President, Global Pharmaceuticals	President, Global Pharmaceuticals, GlaxoSmithKline plc	Director, ViiV Healthcare Limited (September 2017—present) Director, Executive Vice President, Head of Europe, AstraZeneca (2014—2017) Director, Vice President, Roche Pharmaceuticals (2009—2014)
David Redfern Citizen of Great Britain	Chief Strategy Officer	Chief Strategy Officer, GlaxoSmithKline plc

Chairman, ViiV Healthcare Limited (April 2011—present)

Director A, GlaxoSmithKline Consumer Healthcare Holdings Limited (March 2015—present)

Non-Executive Director, Aspen Pharmacare Holdings Limited (February 2015—present)

Trustee, CAG Redfern Foundation (January 1994—present)

Karenann Terrell Citizen of Canada	Chief Digital and Technology Officer	Chief Digital and Technology Officer, GlaxoSmithKline plc

Director, Pluralsight LLC (October 2017—present)

Trustee, The New York Hall of Science (January 2016—present)

Member, KAT Advisory LLC (2017—2017)

Chief Information Officer, Walmart (2010—2017)

Director, Walmart (2010—2017)

Claire Thomas Citizen of Great Britain	Senior Vice President, Human Resources	Senior Vice President, Human Resources, GlaxoSmithKline plc	Non-Executive Director, Department of Energy and Climate Change (now Business, Energy and Industrial Strategy) (2012—2013)

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Philip Thomson Citizen of Great Britain	President, Global Affairs	President, Global Affairs, GlaxoSmithKline plc	Chairman, The Whitehall & Industry Group (July 2017—present) Member, China-Britain Business Council (November 2017—present)
Regis Simard Citizen of Great Britain and France	President, Pharma Supply Chain	President, Pharma Supply Chain, GlaxoSmithKline plc

Director, Glaxo Wellcome Manufacturing Pte Limited (November 2017—present)

Director, ViiV Healthcare Limited (March 2017—present)

Director, Glaxo Operations UK Limited (May 2016—present)

Non-Executive Director, GlaxoSmithKline Pharmaceuticals Limited (2015—2017)

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF GLAXOSMITHKLINE LLC

GLAXOSMITHKLINE LLC

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years of each of the members of the board of managers and each executive officer of GlaxoSmithKline LLC. Unless otherwise noted, the current business address of each person identified below is 1250 S. Collegeville Road/ UP4110, Collegeville, PA 19426-0989. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

John E. Bailey, Jr. Research Triangle Park 5 Moore Drive Research Triangle Park NC 27709-3398	Manager and President	President, US Pharmaceuticals, GlaxoSmithKline LLC	Same as present position
William J. Mosher 5 Crescent Drive, Philadelphia, PA 19112	Vice President and Secretary	Corporate lawyer, GlaxoSmithKline LLC	Same as present position
Massimo Paolo Citizen of Italy Research Triangle Park 5 Moore Drive Research Triangle Park NC 27709-3398	Manager and Vice President	Vice President of Finance, US Pharmaceuticals, GlaxoSmithKline LLC

Vice President of Finance, US Pharmaceuticals, GlaxoSmithKline LLC (February 2018—Present)

Vice President of Finance, Latin America Pharmaceuticals, GlaxoSmithKline Brazil (October 2014—January 2018)

Vice President of Finance, Global Franchises Pharmaceuticals, GlaxoSmithKline UK (January 2013—October 2014)

Brian Vetter Research Triangle Park 5 Moore Drive Research Triangle Park NC 27709-3398	Vice President	Vice President and Director of Warehouse & Distribution, GlaxoSmithKline LLC	Same as present position, appointed as Vice President on April, 2018
Norman J. Vojir 5 Crescent Drive, Philadelphia, PA 19112	Treasurer	Vice President Tax—Americas, GlaxoSmithKline LLC	Same as present position
William M. Zoffer Research Triangle Park 5 Moore Drive Research Triangle Park NC 27709-3398	Manager and Senior Vice President	Senior Vice President, Head of US Legal Operations, GSK LLC	Same as present position

SCHEDULE III

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

ADRIATIC ACQUISITION CORPORATION

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years of each of the members of the board of directors and each executive officer of Adriatic Acquisition Corporation. Unless otherwise noted, the current business address of each person identified below is 1250 S. Collegeville Road/ UP4110, Collegeville, PA 19426-0989. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name, Citizenship and Business Address (if Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years

Dr. Hal V. Barron 259 East Grand Avenue, 5th Floor, Suite 1, South San Francisco, CA 94080	President	(See information provided for GlaxoSmithKline plc, above.)	(See information provided for GlaxoSmithKline plc, above.)
William J. Mosher 5 Crescent Drive, Philadelphia, PA 19112	Director, Vice President and Secretary	(See information provided for GlaxoSmithKline LLC, above.)	(See information provided for GlaxoSmithKline LLC, above.)
Kevin Sin 259 East Grand Avenue, 5th Floor, Suite 1, South San Francisco, CA 94080	Vice President	Senior Vice President, Head of Worldwide Business Development, GlaxoSmithKline LLC	Senior Vice President, Head of Worldwide Business Development, GlaxoSmithKline LLC (July 2018—present) Vice President, Genentech Partnering at Genentech (July 2006—June 2018)
Kristen B. Slaoui	Vice President	Vice President, Head of Business Development, North America, GlaxoSmithKline LLC

Vice President, Head of Business Development, North America, GlaxoSmithKline LLC (March 2015—present)

Vice President, Head of Business Development & Licensing, Stiefel, a GSK Company (January 2011—March 2015)

Norman J. Vojir 5 Crescent Drive, Philadelphia, PA 19112	Director, Vice President and Treasurer	(See information provided for GlaxoSmithKline LLC, above.)	(See information provided for GlaxoSmithKline LLC, above.)

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940	If delivering by express mail, courier or any other expedited service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May

Call Toll-Free: (888) 750-5834

Banks and Brokers May

Call Collect: (212) 750-5833

The Dealer Managers for the Offer are:

PJT Partners LP

280 Park Avenue

New York, New York 10017

Phone: (212) 551-2564

Merrill Lynch, Pierce, Fenner & Smith, Incorporated

Bank of America Tower

One Bryant Park

New York, New York 10036

Toll-free: (888) 803-9655